UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Flagstar Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[                    ], 2012

To our stockholders:

We invite you to attend our Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at our national headquarters, 5151 Corporate Dr., Troy, Michigan on September 24, 2012 at 11:00 a.m., local time. Many of our directors and officers as well as representatives of Baker Tilly Virchow Krause, LLP, our independent registered public accountants for 2011, will be present to respond to questions that you may have.

Enclosed is a notice setting forth the business expected to come before our annual meeting, the proxy statement, the proxy card, and a copy of our 2011 Annual Report to Stockholders. Please read the attached Proxy Statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us. On behalf of our board of directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend our annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend our annual meeting.

Thank you for your continuing support.

Sincerely,

/s/ Joseph P. Campanelli
Joseph P. Campanelli
Chairman, President and Chief Executive Officer

FLAGSTAR BANCORP, INC.

5151 CORPORATE DR.

TROY, MI 48098

(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 24, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on September 24, 2012 at 11:00 a.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.

A proxy card and a proxy statement for the Annual Meeting are enclosed. We are also enclosing a copy of our 2011 Annual Report to Stockholders.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1. to elect nine directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified;

2. to grant to the Board of Directors discretionary authority to approve an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split of our authorized, issued and outstanding common stock at any time prior to October 24, 2012, at an exchange ratio of one for ten;

3. to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accountants for the year ending December 31, 2012;

4. to approve, by a non-binding advisory vote, the Company’s executive compensation; and

5. to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR all of the proposals.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record of our common stock at the close of business on August 14, 2012, will be entitled to notice of and vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote will be available for inspection at the Annual Meeting.

You are requested to fill in and sign the enclosed proxy card, which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christine M. Reid
Christine M. Reid
Secretary

Troy, Michigan

[                    ], 2012

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

PROXY STATEMENT

OF

FLAGSTAR BANCORP, INC.

5151 CORPORATE DR.

TROY, MI 48098

(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

September 24, 2012

This proxy statement (“Proxy Statement”) and the enclosed proxy card (the “Proxy Card”) are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at the 2012 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), that will be held on September 24, 2012 at 11:00 a.m., local time, at the national headquarters of the Company and Flagstar Bank, FSB (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Annual Meeting on or about [                    ], 2012. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.

QUESTIONS AND ANSWERS

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on August 14, 2012 (the “Record Date”) are entitled to notice of and vote at the Annual Meeting.

Why am I receiving these materials?

The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on September 24, 2012. As a stockholder of record of our common stock on the Record Date, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. Many of our directors and officers, as well as representatives of Baker Tilly Virchow Krause, LLP (“Baker Tilly”), our independent registered public accountants for 2011, will be present to respond to questions that you may have.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at the Annual Meeting.

How many shares are eligible to be voted?

As of the Record Date, we had [            ] shares of common stock outstanding and entitled to vote. Each outstanding share of common stock entitles its holder, as of the record date, to one vote on each matter to be voted upon at the Annual Meeting. For information regarding security ownership by the beneficial owners of more than 5% of the common stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?

You are voting on each of the following matters:

1. to elect nine directors to the Board. Our nominees are Joseph P. Campanelli, Walter Carter, Gregory Eng, Jay J. Hansen, David J. Matlin, James A. Ovenden, Peter Schoels, Michael J. Shonka and David L. Treadwell. Each director will serve a term of one year. All nominees are current directors, including Mr. Schoels, who became a director effective [                ] upon receipt of notice of non-objection from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). No other nominations have been received;

2. to grant to the Board discretionary authority to approve an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to effect a reverse stock split of our authorized, issued and outstanding common stock at any time prior to October 24, 2012, at an exchange ratio of one for ten (the “Reverse Stock Split”);

3. to ratify the appointment of Baker Tilly as our independent registered public accountants for the year ending December 31, 2012; and

4. to approve, by a non-binding advisory vote, the Company’s executive compensation.

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournment thereof. We know of no additional matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote “FOR” each of the proposals set forth in this Proxy Statement and the accompanying Notice of Annual Meeting.

How many votes are required to hold the Annual Meeting and what are the voting procedures?

Quorum Requirement:    Michigan law and our Bylaws (the “Bylaws”) require that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least [            ] shares of common stock will be required to establish a quorum. Stockholders of record who are present at the Annual Meeting, in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers that are holding customers’ shares of record even though the brokers may abstain from certain votes.

Required Votes:    Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present at the Annual Meeting.

1. Election of Directors.    Each director nominee shall be elected if that director receives a majority of the number of votes cast with respect to the director. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. Failure to vote and broker non-votes will have no effect because they will not be counted as votes cast.

2. Grant the Board discretionary authority to amend the Articles to effect Reverse Stock Split.    The proposal will be approved by the affirmative vote of a majority of all outstanding shares of common stock. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

3. Ratification of Independent Registered Public Accountants.    The action will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares are voted in favor of this proposal.

4. Approval, by a Non-binding Advisory Vote, of the Company’s Executive Compensation.    The action will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares are voted in favor of this proposal.

What is an abstention, and how will it affect the vote on a proposal?

An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast but will be considered present for the purpose of determining the presence of a quorum. Stockholders may not abstain from voting with respect to Proposal 1. Abstentions will have the same effect as a vote against Proposal 2 but will have no effect on the results of the vote with respect to Proposals 3 and 4.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to non-routine matters. Proposals 1, 2 and 4 are considered non-routine matters and Proposal 3 is considered a routine matter. A broker or other nominee cannot vote without instructions on non-routine Proposals 1, 2 and 4, and therefore there may be broker non-votes on those proposals. Broker non-votes are not deemed to be votes cast for purposes of determining whether stockholder approval has been obtained, and broker non-votes will have no effect on the voting results for Proposals 1, 3 and 4 and will have the same effect as a vote against Proposal 2.

How will our controlling stockholder vote?

Our controlling stockholder, MP Thrift Investment L.P. (“MP Thrift”), which owns or controls approximately [63.8]% of our voting power as of the Record Date, has informed us that it intends to vote for all of the proposals.

How may I cast my vote?

If you are the stockholder of record:    You may vote by one of the following methods:

1. in person at the Annual Meeting; or

2. by mail by completing the Proxy Card and returning it.

Whichever method you use, the proxies identified on the Proxy Card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed Proxy Card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You are a beneficial owner, and therefore must provide instructions to the broker or nominee as to how your shares held by them should be voted. Your ability to vote in person, by mail, by the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions that your bank or broker provides.

How may I revoke or change my vote?

If you are the stockholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1. attending the Annual Meeting and voting your shares in person;

2. submitting prior to September 24, 2012 a new Proxy Card bearing a date that is later than the date on your initial proxy; or

3. delivering written notice to our Secretary for receipt prior to September 24, 2012, stating that you are revoking your proxy.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We usually will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Our inspectors of election for the Annual Meeting, Danielle Tatum and Connie Atallah, will receive and tabulate the ballots and voting instruction forms.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the adjourned or postponed meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to us in accordance with the Articles. For more information on submitting matters to us, see “STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING” herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board. Except for procedural matters incident to the conduct of the Annual Meeting, we do not know of any other matters that are to come before the Annual Meeting.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently composed of [eight] directors. Pursuant to our Articles, the term of a director is one year. At this Annual Meeting, the terms of all of the current directors will expire. The Board has nominated each of them to serve for a new one-year term and until their respective successors are duly elected and qualified.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of each of these nominees. If a nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of a substitute for that nominee as the Board may recommend, or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee might be unable to serve. MP Thrift has informed us that it intends to vote in favor of each of these nominees.

The Board is comprised of a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. Many of the current directors had senior leadership roles at large companies where they gained significant and diverse management and other experiences including risk assessment, corporate strategy, public company financial reporting and leadership development. Several of the current directors have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends and the corporate governance practices and needs of companies of various sizes. The biographies below describe the skills, attributes and experiences of each of the nominees that led the Nominating/Corporate Governance Committee and the Board to make their nominations.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED BELOW.

The following table sets forth, for the nominees and each continuing director, his or her name, that person’s age as of the Record Date and the year he or she first became our director. Each of the nominees listed below has consented to serve if elected.

Director Nominees

Name	Age as of the Record Date	Year First Elected Director
Joseph P. Campanelli	55	2009
Walter Carter	60	2009
Gregory Eng	47	2009
Jay J. Hansen	48	2005
David J. Matlin	51	2009
James A. Ovenden	49	2010
Peter Schoels	39	2012(1)
Michael J. Shonka	64	2011(2)
David L. Treadwell	57	2009

(1)

Mr. Schoels was appointed to the Board on July 17, 2012, subject to receipt of non-objection from the Federal Reserve, to fill a vacancy created by the resignation of Mark R. Patterson. Mr. Schoels became a director effective [            ] upon receipt of notice of non-objection from the Federal Reserve.

(2)	Mr. Shonka was appointed to the Board on June 21, 2011 to fill a vacancy created by the resignation of Dr. James D. Coleman.

The following sets forth the business experience of each director nominee.

Joseph P. Campanelli has served as a member of the Board and as Chairman of the Board and the Bank Board of Directors (the “Bank Board”) since November 2009. Formerly, Mr. Campanelli was the President and Chief Executive Officer and a member of the board of directors of Sovereign Bancorp, Inc. and Sovereign Bank from January 16, 2007 until September 30, 2008. From October 1, 2008 until joining Flagstar,

Mr. Campanelli advised various investment groups on banking matters. Mr. Campanelli originally joined Sovereign Bank in 1997 when it acquired Fleet Financial Group’s automotive finance group, which he headed. He became President and Chief Operating Officer of Sovereign’s New England Division in 1999 when Sovereign Bank acquired 268 branches that Fleet divested after its merger with Bank Boston Corp. Mr. Campanelli played an active role in the branch acquisition and integration, which at the time was the largest branch and business divestiture in U.S. banking history. Mr. Campanelli played a key leadership role in the transformation of Sovereign Bank from a $10 billion thrift to an $80 billion super community bank. Prior to his employment by Sovereign, Mr. Campanelli spent nearly 20 years serving in a variety of senior and executive positions, overseeing commercial and community activities and problem asset resolution, with both Fleet Financial Group and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979. Mr. Campanelli’s experience transforming a traditional regional thrift into a full service commercial bank provides invaluable expertise to the Board. Moreover, Mr. Campanelli’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.

Walter N. Carter has served as a member of the Board since 2009. Mr. Carter is currently a Managing Principal at Gateway Asset Management Company, a financial services consulting company focusing on consumer and commercial financial assets. Previously, Mr. Carter was Senior Vice-President and Director of Consumer Lending at Fifth Third Bank, served as a consultant to the chief executive officer of the direct to consumer retail non-conforming mortgage business for General Electric, and served as President of Manufactured Housing at Green Tree Servicing/Conseco Financial Corp. Mr. Carter’s extensive experience in banking operations and consumer lending provides significant insight and expertise to the Board, particularly as we continue to refine and execute our business operations in the current environment.

Gregory Eng has served as a member of the Board since 2009. Mr. Eng is a Partner at MatlinPatterson Global Advisers LLC (“MP Global Advisers”) which he joined in August 2002, and has managed investments throughout Asia, Europe and North America. Mr. Eng’s background in restructuring distressed companies globally, including operations in the mortgage industry brings a combined intimate knowledge of our business and operations with the perspective of a major shareholder and seasoned investor.

Jay J. Hansen has served as a member of the Board since 2005. Mr. Hansen is co-founder and President of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire a majority interest in small and middle market manufacturing, niche distribution, select service and technology businesses, as well as certain special situations. Prior to forming O2 Investment Partners, Mr. Hansen provided consulting services to financial and manufacturing concerns. Prior to December 2006, Mr. Hansen was Chief Operating Officer of Noble International, Ltd., a Nasdaq-listed company and a supplier of automotive parts, component assemblies and value-added services to the automotive industry, from February 2006 to December 2006; Vice-President and Chief Financial Officer from May 2003 to February 2006; and Vice-President of Corporate Development from 2002 to 2003. Mr. Hansen was Vice-President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments, from 1994 to 2002. Prior to Oxford Investment Group, Mr. Hansen had ten years experience in commercial banking, in various lending and special asset capacities. Mr. Hansen’s experience as principal financial officer of a NASDAQ listed public company headquartered in Michigan provides the Board and the Audit Committee with valuable expertise as a financial expert. In addition, Mr. Hansen’s experience as a business operator and, more recently, a principal in a Michigan based private equity investment group provides us with valuable insight into the Michigan market. Mr. Hansen also serves on the board of directors and the audit committee of Power Solutions International, Inc.

David J. Matlin has served as a member of the Board since 2009. Mr. Matlin is the Chief Executive Officer of MP Global Advisers, which manages $9.0 billion in private equity investments, which he co-founded in July 2002. Prior to forming MP Global Advisers, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P., from 1988 to 1994. Mr. Matlin’s background in distressed companies and his experience serving on several public company boards brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major shareholder. Mr. Matlin also serves on the board of directors of Standard Pacific Corp.

James A. Ovenden has served as a member of the Board since 2010. Mr. Ovenden is the Chief Financial Officer of Advance America, Cash Advance Centers, Inc., a leading provider of non-bank cash advance services in the United States. Previously, Mr. Ovenden had been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden also was previously the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment in 2009 and 2010, and a founding principal of OTO Development, Inc., a hospitality development company, where he retired as Chief Financial Officer effective December 31, 2007. Prior to that, he served as the Chief Financial Officer, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold. Mr. Ovenden’s experience and expertise in other public companies’ financial and audit programs and policies provide the Board with invaluable expertise in these areas. Mr. Ovenden also serves on the board of directors of Haights Cross Communication, Inc., and formerly served on the board of directors of Polymer Group, Inc. and of Insight Health Services Holdings Corp.

Peter Schoels has served as a member of the Board since [                    ], 2012. Mr. Schoels has served as Managing Partner of MP Global Advisers for the past three years. He has been a partner with MP Global Advisers since its inception in July 2002. In his capacity as Managing Partner, Mr. Schoels has been involved in the supervision of all investments made by certain private investment partnerships managed by MP Global Advisers, including MP Thrift’s investment in us. Mr. Schoel’s background in supervising investments in distressed companies, and serving as a director of a publicly-traded company provides the Board with the perspective of a major shareholder and seasoned investor that has an intimate knowledge of our business and operations and with additional leadership and risk assessment skills. Since October 2009, Mr. Schoels has been a director of Standard Pacific Corp., a publicly-traded home builder. Since April 2012, Mr. Schoels has also been a director of Crescent Resources, LLC, a private land development company.

Michael J. Shonka has served as a member of the Board since 2011. Mr. Shonka is currently the managing partner of MJS Advisors, LLC, a provider of advisory services regarding mergers and acquisitions, working capital and business performance in aerospace, banking, and other sectors. Previously, Mr. Shonka was executive vice president and Chief Financial Officer of Cessna Aircraft Company from 1999 to 2010, after joining Cessna Aircraft Company in 1996 as senior vice president. Prior to that, Mr. Shonka served as executive vice president and Chief Financial Officer of Fourth Financial Corporation from 1988 until 1996. Mr. Shonka’s experience as a chief financial officer and expertise in mergers and acquisitions and business performance will be invaluable to the Board as we transform the Bank into a full service, super community bank. Mr. Shonka also serves on the board of directors of The NORDAM Group, IMA Financial Group and AEI Holdings, LLC.

David L. Treadwell is currently the Lead Director, and has served as a member of the Board since 2009. Mr. Treadwell works as a consultant to Tennenbaum Capital Advisors, LLC, advising them on their portfolio companies. Until its sale in August 2011, Mr. Treadwell was the President and Chief Executive Officer of EP Management Corporation (formerly known as EaglePicher Corporation), a diversified industrial products company, where he had served in the role since August 2006. Prior to that, he has served as its Chief Operating Officer from November 2005 until August 2006, and as a division president from July 2005 until November 2005. From August 2004 until March 2005, Mr. Treadwell was Chief Executive Officer of Oxford Automotive, a $1 billion Tier 1 automotive supplier of stampings and welded assemblies, and from 2002 until August 2004, Mr. Treadwell provided business consulting services. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides valuable insight and guidance on issues of corporate strategy and risk management, particularly as to his expertise and understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds. Mr. Treadwell also serves on the board of directors of Fairpoint Communications and EP Holdings (an entity formed to handle the sale of EP Management Corporation), and is the chairman of the board of directors of C&D Technologies.

Board and Committee Meetings and Committees

The Board generally meets on a monthly basis, or as needed. During the year ended December 31, 2011, the Board met 17 times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 2011, and (ii) the total number of meetings held by all committees of the Board on which that director served.

While we do not have a policy regarding director attendance at the Annual Meeting of Stockholders, we encourage directors to attend every annual meeting. Eight of our nine directors who were then on the Board attended last year’s annual meeting of stockholders held on May 17, 2011.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of directors David J. Matlin and Gregory Eng. The chairman of the Nominating/Corporate Governance Committee is Mr. Matlin. The Nominating/Corporate Governance Committee met five times during 2011. We are a controlled company for purposes of the NYSE rules (defined as a company with over 50% of the voting power held by an individual, group or other company), and as such are exempt from the requirement that director nominees be selected, or recommended for the Board’s selection, by either a Nominating Committee comprised solely of independent directors or by a majority of the independent directors.

Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by the Company’s stockholders and reviewing and assessing the adequacy of the Company’s policies and practices on corporate governance, including the Corporate Governance Guidelines. The charter of the Nominating/Corporate Governance Committee, as well as the Corporate Governance Guidelines, may be found on our website under the investor relations section at www.flagstar.com.

The Nominating/Corporate Governance Committee considers prospective nominees for the Board based on the need to fill vacancies or the Board’s determination to expand the size of the Board. This initial determination is based on information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

The general criteria for nomination to the Board include:

•	Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our stockholders and other constituencies;

•	Reputations, both personal and professional, consistent with our image and reputation;

•	Relevant experience and expertise and ability to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise;

•	Current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;

•	The ability to exercise sound business judgment; and

•	Selection so that the Board is a diverse body.

The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the board and the needs of our business. Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience.

The Board believes that it has been effective in its commitment to establishing a Board that consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.

In considering director nominees, the Nominating/Corporate Governance Committee has not used third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the Annual Meeting, but the Board is responsible for making interim appointments of directors in accordance with our Articles and Bylaws.

On June 21, 2011, the Board appointed Michael J. Shonka as a director for a term to expire at this Annual Meeting. Mr. Shonka was recommended to the Nominating/Corporate Governance Committee by a former non-management director. On July 17, 2012, the Board appointed Peter Schoels as a director for a term to expire at this Annual Meeting. Mr. Schoels will fill the vacancy created by the resignation of Mark R. Patterson on July 9, 2012. Mr. Schoels was designated by MP Thrift subject to satisfaction of all legal and governance requirements, and subject to the reasonable approval of the Nominating/Corporate Governance Committee, which approval may not be unreasonably withheld or delayed pursuant to the terms of our Investment Agreement with MP Thrift dated as of December 17, 2008 (the “Investment Agreement”). We submitted the requisite notice to the Federal Reserve, and the Bank has submitted a similar notice to the Office of the Comptroller of the Currency (“OCC”) so that Mr. Schoels can concurrently serve as a director of the Bank. Pursuant to the terms of the Investment Agreement, MP Thrift is entitled to designate such number of directors to serve on the Board in proportion to the total voting power of voting stock beneficially owned by MP Thrift until such time as they no longer own at least 10% of the total voting power in us. MP Thrift beneficially owns [64.3]% of our voting stock. The Nominating/Corporate Governance Committee also recommended that the Board nominate both directors for election at this Annual Meeting.

Compensation Committee

During 2011, the Compensation Committee consisted of directors David J. Matlin and Gregory Eng. In addition, during 2011, the Compensation Committee also included Dr. James D. Coleman until his resignation effective August 23, 2011, and Michael J. Shonka joined the Compensation Committee effective June 21, 2011. The Chairman of the Compensation Committee is Mr. Matlin. The Compensation Committee met six times during 2011. The charter of the Compensation Committee may be found on our website under the investor relations section at www.flagstar.com.

On January 30, 2009, we became a controlled company for purposes of the NYSE rules. Section 303A.00 of the NYSE Listed Company Manual (the “NYSE Manual”) exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a Compensation Committee comprised of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations, and (3) compensation for all other executive officers must be determined, or recommended to the board of directors for determination, either by the Compensation Committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have executive officer compensation, including the compensation of the chief executive officer, determined or approved by a Compensation Committee or a majority of the independent directors on our Board.

The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman of the Board and of our Chief Executive Officer, evaluates performance in light of such goals and objectives, determines compensation of the Chairman of the Board and of the Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board related to other executive officers.

The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy its membership criteria but has never done so. However, the Compensation Committee frequently requests that management assist in evaluating employee performance, recommending factors and targets for incentive compensation, recommending compensation levels and forms of awards, and providing information with respect to, among other things, strategic objectives and the current market environment. The Compensation

Committee also engaged McLagan, an independent compensation consultant, to conduct a review of its compensation program and provide relevant market data and alternatives to consider when making compensation decisions as discussed below.

Audit Committee

During 2011, the Audit Committee, consisted of directors Jay J. Hansen, James A. Ovenden, and Michael J. Shonka, each of whom is independent under the NYSE listing standards and applicable SEC rules and regulations. In addition, during 2011, the Audit Committee also included Dr. James D. Coleman until his resignation effective August 23, 2011, and Michael J. Shonka joined the Audit Committee effective June 21, 2011. The chairman of the Audit Committee is Mr. Hansen. The Audit Committee met 16 times in 2011. The Board has determined that Messrs. Hansen, Ovenden and Shonka each qualify as an “Audit Committee financial expert,” as defined by the rules and regulations of the SEC. Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise; as such qualifications are defined by the rules of the NYSE. The charter of the Audit Committee may be found on our website under the investor relations section at www.flagstar.com.

The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank in conjunction with the Bank’s audit committee. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management’s responses to independent registered public accountants’ recommendations, and reviews management’s reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging our independent registered public accountants and for the compensation and oversight of the work of our independent registered public accountants for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us.

The Audit Committee adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accountants and confirm that such services do not impair the independent registered public accountants’ independence. Among other things, the Pre-Approval Policy provides that unless a service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2011, all of the fees paid to our independent registered public accountants were pre-approved by the Audit Committee.

Board Leadership Structure

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Non-management directors and management have different perspectives and roles in strategy development. Our non-management directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Governance and Risk Committee was formed in early 2010 for the purpose of monitoring and overseeing credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk of the Company and its subsidiaries. During 2011, the Governance and Risk Committee consisted of David L. Treadwell, Joseph P. Campanelli, Gregory Eng and Walter N. Carter. The chairman of the Governance and Risk Committee is Mr. Treadwell. The Governance and Risk Committee met 10 times during 2011. The charter of the Governance and Risk Committee can be found on our website under the investor relations section at www.flagstar.com.

Director Compensation

Our general policy is to provide non-management directors with compensation that is intended to assist us in attracting and retaining qualified non-management directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin, Peter Schoels and Gregory Eng have waived the receipt of compensation for serving on the Board or its committees.

The Nominating/Corporate Governance Committee has the primary responsibility to review director compensation and benefits on an annual basis and recommend any revisions to the Board. For 2011, the compensation of non-management directors for their service on the Board and its committees was as follows:

•	Annual retainer, $25,000;

•	For each monthly Board meeting, $2,000 for attendance in person or $1,000 for attendance by telephone;

•	For each special Board meeting, $500 for attendance in person or by telephone;

•	Annual additional retainer fee for the chairman of the Audit Committee, $10,000;

•	For each monthly Audit Committee meeting, $1,500 for attendance in person or $750 for attendance by telephone;

•	For each special the Audit Committee meeting, $500 for attendance in person and $300 for attendance by telephone;

•	Annual retainer fee for the chairman of the Compensation Committee, $10,000;

•	For each Compensation Committee meeting, $1,000 for attendance in person and $500 for attendance by telephone;

•	For each Nominating/Corporate Governance Committee meeting, $1,000 for attendance in person and $500 for attendance by telephone;

•	Annual retainer fee for the chairman of the Risk and Compliance Committee, $10,000;

•	For each Risk and Compliance Committee meeting on the same day as of the monthly board meeting, $300 for attendance in person and $150 for attendance by telephone;

•	For each Risk and Compliance Committee meeting on any other day than the monthly board meeting, $800 for attendance in person and $300 for attendance by telephone;

•	Annual additional retainer for Lead Director, $10,000;

•	For each Independent Director meeting on the same day as of the monthly board meeting $300 for attendance in person, $150 for attendance by phone; and

•	For each Independent Director meeting on any other day than the monthly meeting, $800 for attendance in person, $300 for attendance by phone.

We also reimbursed non-management directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations. In addition, non-management directors were eligible to receive equity-based compensation under the 2006 Equity Incentive Plan.

The table below details the compensation earned by our non-management directors in 2011.

Name	Total Fees Earned Or Paid in Cash
Walter Carter	$51,800
James D. Coleman(1)	38,800
Gregory Eng(2)	—
Jay J. Hansen(3)	85,900
David J. Matlin(2)	—
James A. Ovenden	64,550
Mark R. Patterson(1)(2)	—
Michael J. Shonka	42,400
David L. Treadwell	71,850

(1)	Mr. Coleman resigned from the Board effective August 23, 2011, and Mr. Patterson resigned from the Board effective July 9, 2012

(2)	Messrs. Matlin, Patterson and Eng waived the receipt of compensation for serving on the Board or its committees.

(3)	As of December 31, 2011, Jay J. Hansen had options to purchase 150 shares of common stock, all of which were awarded prior to 2007.

Based upon its annual review of director compensation and benefits, the Nominating/Corporate Governance Committee recommended, and the Board approved, the following compensation for non-management directors for 2012:

•	Annual retainer, $55,000;

•	Annual retainer fee for the members of the Audit Committee, $20,000;

•	Annual additional retainer fee for the chairman of the Audit Committee, $12,500;

•	Annual retainer fee for the members of the Compensation Committee, $3,000;

•	Annual additional retainer fee for the chairman of the Compensation Committee, $2,000;

•	Annual retainer fee for the members of the Nominating/Corporate Governance Committee, $3,000;

•	Annual retainer fee for the members of the Governance and Risk Committee, $4,000;

•	Annual additional retainer fee for the chairman of the Governance and Risk Committee, $10,000; and

•	Annual retainer for Lead Director, $10,000.

From time to time, our directors may be asked to engage in special director services, whether or not a committee of the Board has been formed for such purpose. Such services may include strategic reviews, strategic transaction oversight, independent major litigation oversight and like matters involving substantially greater commitments of time from the directors. In such circumstances, the directors engaged in such efforts may receive additional fees for the duration of such service. Fees related to a special committee may be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the committee and Board deem appropriate. For 2011, our directors did not receive any additional compensation for special director services.

We will continue to reimburse non-management directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations, and the non-management directors will continue to be eligible to receive equity-based compensation under the 2006 Equity Incentive Plan.

CORPORATE GOVERNANCE

General

We initially adopted Corporate Governance Guidelines in 2004, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually and recommends amendments as necessary. You may obtain the Corporate Governance Guidelines and the charters of each of the Board’s committees, including the Audit Committee, the Compensation Committee and Nominating/Corporate Governance Committee, on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Flagstar Bancorp, Inc., Attn: Corporate Secretary, 5151 Corporate Drive, Troy, MI 48098.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions of our employees, officers and directors including the principal executive officer, principal financial officer, and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Flagstar Bancorp, Inc., Attn: Corporate Secretary, 5151 Corporate Drive, Troy, MI 48098. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Conduct on our website.

Stockholder Nominations

While the Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from our stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING.” The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates, as set forth above under “PROPOSAL 1 — ELECTION OF DIRECTORS — Nomination/Corporate Governance Committee.”

All stockholder nominations for new directors must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominees; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder nominating the nominee for director must be included, such as the name and address of the stockholder and the number of shares of common stock which are beneficially owned by the stockholder. The stockholder must promptly provide any other information requested by us.

Independence

Section 303A.00 of the NYSE Manual exempts a controlled company, such as us, from the requirements that a majority of its board of directors be comprised of “independent” directors, that the compensation of our Chief Executive Officer and all of our other executive officers be determined or recommended to the Board for determination either by a majority of independent directors or a compensation committee comprised solely of independent directors, and that director nominees either be selected or recommended for selection by the board of directors by a majority of independent directors or a nominations committee comprised solely of independent directors. The Audit Committee of our Board is comprised of the following three members: Jay J. Hansen,

James A. Ovenden, and Michael J. Shonka, each of whom is “independent,” as that term is defined by Section 303A.02 of the NYSE Manual, and the constitution of the Audit Committee complies with the NYSE independence standards for audit committees and the regulations of the SEC applicable to audit committees. None of Messrs. Hansen, Ovenden or Shonka has had a relationship or has been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

Based on its review, the Board has affirmatively determined that directors Jay J. Hansen, James A. Ovenden, David L. Treadwell and Michael J. Shonka are independent in accordance with applicable SEC and NYSE rules. The Board considered all relevant facts and circumstances in concluding that such persons are independent and have no material relationship with us. The entirety of the Audit Committee is composed of independent directors. However, a majority of the Board and Compensation Committee and the entirety of the Nominating/Corporate Governance Committee are not independent.

Director and Executive Officer Stock Ownership Guidelines

The Board previously adopted stock ownership requirements for our directors and executive officers and included such requirements in our Corporate Governance Guidelines. Non-management directors must meet or exceed these requirements within one year of joining the Board, and senior officers are expected to meet or exceed these requirements within one year of joining us. Each of the non-management directors and senior officers meet or exceed the requirements set forth in the stock ownership guidelines.

Executive Sessions of Non-Management Directors

All non-management directors meet in executive session at least four times per year. No employee of the Company may attend or participate in such executive sessions. The Board will annually designate the lead non-management director, which we refer to in this Proxy Statement as the Lead Director, to chair the executive sessions and to establish and distribute an agenda for each such meeting. David L. Treadwell currently serves as the Lead Director.

Communications with the Board or the Lead Director

Individuals who have an interest in communicating directly with a member of the Board, the Board or the non-management members of the Board may do so by directing the communication to the “Board of Directors — [name of individual director],” “Board of Directors,” or “Lead Director,” respectively. The Lead Director is the presiding director for non-management sessions of the Board. Following each meeting of the non-management directors, the Lead Director determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address (with the appropriate direction as set forth above, if any): Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.

Succession Plan

Pursuant to the Corporate Governance Guidelines, the Chief Executive Officer and the Nominating/Corporate Governance Committee review succession planning with the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups that beneficially own more than 5% of our common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable or convertible into common stock, as the case may be, as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the common stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5% of our common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our common stock at the Record Date. This table is based on information included in a Schedule 13D filed with the SEC.

Name and Address of Beneficial Owner	Shares		Percent of Class(1)
MP Thrift Investments L.P.
MPGOP III Thrift AV-I L.P.
MPGOP (Cayman) III Thrift AV-I L.P.
MP (Thrift) Global Partners III LLC
MP (Thrift) Asset Management LLC
MP (Thrift) LLC
David J. Matlin
Mark R. Patterson
MP (Thrift) Global Advisers III LLC c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, New York 10022	356,003,524	(2)	63.8%

(1)

The percentage owned is calculated for each stockholder by dividing with respect to our common stock, (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(2)

Based solely on a Schedule 13D filed with the SEC on December 27, 2010, these persons beneficially own, and are the record holder of, 356,003,524 shares of our common stock over which they have shared voting and dispositive power. Both Mr. Matlin’s and Mr. Patterson’s exact pecuniary interest are not readily determinable because they are subject to several variables, and they each disclaim beneficial ownership of any of the shares except to the extent of their individual pecuniary interest therein.

EXECUTIVE OFFICERS

The following table sets forth the name and age (as of the Record Date) of the Company’s executive officers.

Name and Age	Position(s) Held
Joseph P. Campanelli, 55	Chairman of the Board and the Bank Board, President and Chief Executive Officer of the Company and the Bank
Salvatore J. Rinaldi, 57	Executive Vice President and Chief Operating Officer of the Company and the Bank
Paul D. Borja, 51	Executive Vice President and Chief Financial Officer of the Company and the Bank
Matthew A. Kerin, 58	Executive Vice President and Managing Director, Mortgage Banking and Warehouse of the Bank
Steven J. Issa, 57	Executive Vice President and Managing Director, Commercial Banking of the Bank
Daniel Landers, 54	Executive Vice President and Chief Credit Officer of the Bank
Todd McGowan, 48	Executive Vice President and Chief Risk Officer of the Company and the Bank
Marshall Soura, 72	Executive Vice President and Director of Loan Repurchases and Recourse Management
Michael J. Tierney, 57	Executive Vice President and Managing Director, Personal Financial Services of the Bank

Joseph P. Campanelli has served as President and Chief Executive Officer since September 2009 and Chairman of the Board and the Bank Board since November 2009. Formerly, Mr. Campanelli was the President and Chief Executive Officer and a member of the board of directors of Sovereign Bancorp, Inc. and Sovereign Bank until September 30, 2008, where he oversaw nearly 750 community banking centers and 12,000 team members. Mr. Campanelli originally joined Sovereign Bank in 1997 when it acquired Fleet Financial Group’s automotive finance group, which was headed by Mr. Campanelli. He became President and Chief Operating Officer of Sovereign’s New England Division in 1999 when Sovereign Bank acquired 268 branches that Fleet Financial Group divested after its merger with Bank Boston Corp. Mr. Campanelli played an active role in the branch acquisition and integration, which at the time was the largest branch and business divestiture in U.S. banking history. Mr. Campanelli played a key leadership role in the transformation of Sovereign Bank from a $10 billion thrift to an $80 billion super community bank. Prior to his employment by Sovereign, Mr. Campanelli spent nearly 20 years serving in a variety of senior and executive positions, overseeing commercial and community activities and problem asset resolution, with both Fleet Financial Group and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979. In his over 30 years experience, Mr. Campanelli has served in a variety of senior and executive positions and has a history of successfully managing through a variety of economic conditions, with a track record of leading transformational change.

Salvatore J. Rinaldi has served as Executive Vice President and Chief Operating Officer since May 2012, and formerly served as Executive Vice President and Chief of Staff from October 2009 to May 2012. Mr. Rinaldi was Executive Vice-President and Chief of Staff of Sovereign Bancorp, Inc. until February 2009. Mr. Rinaldi joined Sovereign Bancorp in August 1998 and served in a variety of senior positions including managing all acquisitions and major system conversions for the organization. Mr. Rinaldi oversaw the integration of the Fleet/Bank Boston branches for Sovereign. At Sovereign, Mr. Rinaldi also managed the post-acquisition integration of nine financial institutions with asset sizes ranging from $250 million to $15 billion, and converted most major systems for the company. Additionally, Mr. Rinaldi managed most corporate and special projects initiatives for Sovereign and supervised the IT, Operations, Administrative and Project Management functions. Prior to Sovereign, Mr. Rinaldi worked for 25 years in the banking industry, during which he held a number of senior and executive positions at Fleet Bank, Shawmut Bank and Connecticut National Bank.

Paul D. Borja has served as Executive Vice President since May 2005 and Chief Financial Officer since June 2005. Mr. Borja has worked with the banking industry for 30 years, including as an audit and tax CPA with a Big 4 accounting firm and other accounting firms from 1982 through 1990 specializing in financial institutions. He also practiced as a banking and securities attorney in Washington DC from 1990 through 2005, where he structured the corporate and tax aspects of mergers and acquisitions, managed initial public offerings and public and private secondary offerings of debt and equity, provided bank regulatory advice and assisted with accounting standard interpretations and reviews of financial processes. Mr. Borja previously served on the board of directors of the Federal Home Loan Bank of Indianapolis and also served as the vice chairman of its Finance Committee.

Matthew A. Kerin has served as Executive Vice President and Managing Director, Mortgage Banking and Warehouse, since November 2009. Prior to joining Flagstar, Mr. Kerin had spent twenty years in financial services, most recently having served as head of Corporate Specialties at Sovereign Bank overseeing multiple business units, among them, mortgage banking and warehouse lending, home equity underwriting and credit cards, auto finance, capital markets and private banking and investment sales. Prior to joining Sovereign in 2006, Mr. Kerin was chief operating officer with Columbia Management Distributors, Bank of America’s asset management sales organization. Prior to joining Bank of America in April 2004, following its merger with FleetBoston, Mr. Kerin was chief administrative officer of FleetBoston Financial’s asset management organization. During his career at FleetBoston, he was also Executive Vice-President, Corporate Strategy & Development where he was involved in the development and execution of corporate strategic initiatives merger and acquisitions, joint ventures and strategic investments, and the Project Management Office, managing various integration/consolidation activities for numerous large acquisitions. Prior to Fleet, Mr. Kerin held senior management roles at Shawmut Bank and Hartford National Bank, including mergers and acquisitions, strategy, real estate workout, and corporate finance.

Steven J. Issa has served as Executive Vice President and Managing Director, Commercial Banking since February 2011. Mr. Issa has over 35 years of experience in banking. Prior to joining us, Mr. Issa served as Executive Vice President and Managing Director of the New England Commercial Banking and National Specialty Group at Sovereign Bank, until December 2010, where he managed a commercial loan portfolio with a diversified product mix of approximately $9.7 billion. In addition, in his role as the Rhode Island Market Chief Executive Officer at Sovereign, Mr. Issa oversaw 32 retail community branches with deposits of $2 billion. Prior to joining Sovereign in January 1998, Mr. Issa served in executive positions at Fleet Bank, Shawmut Bank and Old Stone Bank.

Daniel Landers has served as Executive Vice President and Chief Credit Officer since March 2011. Mr. Landers has over 30 years of experience in banking. Prior to joining us, Mr. Landers served as Executive Vice President at Citizens Bank (wholly-owned subsidiary of the Royal Bank of Scotland Group), President of RBS Capital, a national asset-based lending business, and executive in charge of Citizens/RBS Non-Core Bank in the United States until March 2011. Prior to joining Citizens Bank in February 1998, Mr. Landers held executive positions at BTM Capital and the former Bank of New England.

Todd McGowan has served as Executive Vice President and Chief Risk Officer since January 2010. Mr. McGowan has over 20 years of experience in performing compliance audits and improving internal control performance for many Fortune 500 public and private companies in the financial services and manufacturing industries. From 1998 until 2009, Mr. McGowan was a partner with Deloitte & Touche LLP, and, among other responsibilities, developed and implemented Sarbanes-Oxley compliance programs, developed and managed internal audits of Sarbanes-Oxley compliance programs, implemented enterprise risk management programs, and developed risk assessment techniques and risk mitigation strategies for financial institutions ranging in size from $500 million to $20 billion in Michigan and Ohio.

Marshall Soura has served as Executive Vice President since October 2009. Mr. Soura has served as Director of Loan Repurchases and Recourse Management since May 2012, and formerly served as Director of Corporate Services from October 2009 to May 2012. Mr. Soura has over 40 years of banking industry experience, most recently as Chairman of the Board and Chief Executive Officer of Sovereign Bank’s Mid-Atlantic Division and Executive Vice-President with responsibility for all retail and commercial banking operations in the Mid-Atlantic Division until September 2008. Previously at Sovereign, Mr. Soura served as Executive Vice President and Managing Director of the Global Solutions Group and Marketing Department overseeing the cash management, international trade banking, government banking, financial institutions and strategic alliances business units. Prior to joining Sovereign, Mr. Soura served in a variety of executive positions at BankBoston, BankOne, Bank of America and Girard Bank (Mellon Bank East).

Michael J. Tierney has served as Executive Vice President and Managing Director, Personal Financial Services since February 2011. Mr. Tierney has over 33 years of experience in retail, consumer and commercial banking in Michigan and throughout the Midwest, most recently as President and Chief Executive Officer of the Bluewater Bank Group, an investment group formed to purchase Michigan banks. Prior to that, Mr. Tierney was the President and Chief Executive Officer for Peoples State Bank, and was also the Senior Vice President and Managing Director for Midwest Business Banking at Chase. In addition, Mr. Tierney began his career at Comerica Bank, where he served for 28 years in various senior leadership roles, most notably as Senior Vice President, Personal Financial Services, where he oversaw 256 Michigan branches and was responsible for approximately $13.5 billion in small business and retail deposits. He was also responsible for managing consumer lending, the call center, retail product management, and electronic banking nationally for the firm.

SECURITY OWNERSHIP OF MANAGEMENT

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date by all of our directors and executive officers as a group. A total of [            ] shares of common stock were issued and outstanding as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1), (2)	Percent of Class
Joseph P. Campanelli	1,599,927	0.3%
Walter Carter	8,500	*
Gregory Eng(3)	356,003,524	63.8%
Jay J. Hansen	16,373	*
David J. Matlin(4)	356,003,524	63.8%
James A. Ovenden	87,500	*
Peter Schoels(3)	356,003,524	63.8%
Michael J. Shonka	—	—
David L. Treadwell	7,500	*
Salvatore J. Rinaldi	445,270	0.1%
Paul D. Borja	443,548	0.1%
Matthew A. Kerin	712,751	0.1%
Matthew I. Roslin(5)	142,210	*
Steven J. Issa	311,629	0.1%
All directors and executive officers as a group(19)	360,850,025	64.7%

*	Less than 0.1%

(1)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(2)

These amounts also include shares of common stock underlying options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, regardless of exercise price, to purchase shares of common stock for the following persons: Mr. Borja, 1,144 shares; and all directors and executive officers as a group, 1,144 shares.

(3)

Messrs. Eng and Schoels do not have voting or dispositive power over shares held by MP Thrift, but they may be deemed to have an indirect pecuniary interest in such shares. Messrs. Eng and Schoels’ exact pecuniary interest is not readily determinable because it is subject to several variables, and they disclaim beneficial ownership of any of the shares except to the extent of their pecuniary interest therein.

(4)	Please see footnote (2) to the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” table above for further information with respect to the share holdings of Mr. Matlin.

(5)	Mr. Roslin announced his decision to resign as our Executive Vice-President, Chief Legal Officer and Chief Administrative Officer on July 14, 2011 and is no longer employed by us.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) addresses our executive compensation program, philosophy and objectives, our process for making compensation decisions, including the role of management, the Board and the Compensation Committee in the design of our compensation program, and the components of our 2011 executive compensation program. We address the factors most relevant to an understanding of what our compensation program is designed to reward, including each of the essential elements of compensation, why we chose to pay each element of 2011 compensation, how we determined the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.

In accordance with applicable SEC rules and regulations, this section and the related tables that follow this section provide information regarding the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers who were serving as such as of December 31, 2011. These individuals, who we refer to in this Proxy Statement as the “NEOs,” are as follows:

•	Joseph P. Campanelli, Chairman of the Board and Chief Executive Officer;

•	Paul D. Borja, Executive Vice-President and Chief Financial Officer;

•	Salvatore J. Rinaldi, Executive Vice-President and Chief of Staff;

•	Matthew A. Kerin, Executive Vice-President and Managing Director;

•	Steven J. Issa, Executive Vice-President and Managing Director; and

•	Matthew I. Roslin, former Executive Vice-President and Former Chief Legal Officer.

Mr. Roslin announced his decision to resign as our Executive Vice-President, Chief Legal Officer and Chief Administrative Officer on July 14, 2011, and is no longer employed by us. Mr. Roslin is included in this CD&A, because he would have been one of our most highly compensated executive officers for 2011 had he been serving as an executive officer at December 31, 2011.

Achieving sustainable profits and growth with superior stockholder returns over the long term has been our objective as we develop our corporate strategies. Our executive compensation philosophy and programs play an important role in achieving our objective of sustainable long-term growth in stockholder value. We design our compensation programs to provide executive compensation that is competitive with comparable financial institutions in order to attract, retain and reward experienced and highly-motivated executives who can contribute to our long-term growth and profitability.

With regard to 2011 and looking forward to 2012, however, the Compensation Committee structured the compensation awarded to the NEOs to reflect the adverse economic conditions prevalent during 2011 and the expected continuing challenging economic environment in 2012. As our performance in 2011 did not meet the expectations of our management or our Board, the Compensation Committee continued the pursuit of a number of actions implemented in 2009 to respond to these challenges. These actions included the use of fixed compensation (such as base and share salaries that were compliant with the restrictions of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program) and the use of long term restricted stock that is compliant with the restrictions of the TARP Capital Purchase Program. We believe these actions are consistent with the current compensation practices of other companies in our industry and with broader market companies during the economic downturn. The Compensation Committee is sensitive to the fact that selective modifications and reductions to executive compensation during an economic downturn could result in low morale, diminished motivation and loss of high quality executives to other financial institutions and industries. By maintaining current base levels in 2011, the Compensation Committee aimed to better position us to work through these difficult times and to take full advantage of an eventual economic turnaround.

In addition, the Compensation Committee considered and took other steps necessary to comply with the requirements imposed on us due to our participation in the TARP Capital Purchase Program. These steps included undertaking an analysis to review the relationship between our risk management policies and practices and the compensation arrangements for the NEOs in order to identify any features in the compensation program that might encourage unnecessary or excessive risk taking.

We remain committed to the compensation philosophy, policies and objectives outlined below. The Compensation Committee will continue to review our compensation program and take those steps it deems necessary to continue to fulfill these objectives.

Compensation Philosophy and Objectives

We perceive our executive compensation philosophy as core strategic principles and the foundation to establishing a competitive, fair and motivational total executive pay program. The compensation philosophy also establishes a framework for shareholder-aligned pay practices throughout our entire organization.

The primary objective of our compensation philosophy is to provide competitive compensation that enhances performance and stockholder return without encouraging unnecessary or excessive risk to us. We have historically compensated our senior executive officers through a combination of salary, long term incentive compensation, and other employee benefits designed to embody a pay-for-performance philosophy, with a significant percentage of compensation allocated to incentive compensation. We designed our total compensation program, including all policies and plans, to encourage the achievement of specific set by the Board and the Compensation Committee, to reward exceptional performance, and to be competitive with the financial services market in order to attract and retain executives whose judgment, leadership abilities and special efforts result in our successful operations and an increase in stockholder value. However, there was never a pre-established policy or target for allocation between fixed and incentive compensation.

Due to our participation in the TARP Capital Purchase Program, we are restricted in our ability to pay annual or long term incentive cash compensation to our senior executive officers and next ten most highly compensated employees for the period in which our preferred stock issued in connection with the TARP Capital Purchase Program is still held by the United States Department of the Treasury (“Treasury”). However, we are permitted to award long term restricted stock in an amount that may not exceed 33% of annual compensation. The Compensation Committee believes such grants would properly align compensation with stockholder interests.

Impact of Our Participation in the TARP Capital Purchase Program

In January 2009, we issued $267 million of preferred stock to the Treasury pursuant to the TARP Capital Purchase Program and a warrant to purchase approximately 6.45 million shares of our common stock at a price of $6.20 per share, as adjusted for our one-for-ten reverse stock split in 2010. Our participation in the TARP Capital Purchase Program was a catalyst for several actions by our Compensation Committee and senior executive officers, including:

•

The senior executive officers in January 2009 individually entered into letter agreements with the Treasury, as a condition for participating in the TARP Capital Purchase Program, accepting the restrictions and limitations on compensation as may be required by the TARP Capital Purchase Program rules; and

•

The Compensation Committee conducts a review of our senior executive officer compensation programs from a risk perspective from time to time and concludes that those programs do not encourage unnecessary or excessive risk.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), which became effective February 17, 2009, revised and expanded the restrictions and requirements on the executive compensation paid by participants in the TARP Capital Purchase Program, to include the following:

•

Prohibition on paying or accruing any bonus, incentive or retention compensation for our senior executive officers and next ten most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment contracts;

•

Prohibition on any golden parachute payments to our senior executive officers and next five most highly compensated employees for a departure from us, other than compensation earned for services rendered or accrued benefits;

•

Condition on bonus, incentive and retention payments made to our senior executive officers and next twenty most highly compensated employees subjecting each to repayment (also referred to as a “clawback”) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	Prohibition on any compensation plan that would encourage manipulation of reported earnings; and

•

Adoption of a company-wide policy prohibiting excessive or luxury expenditures, including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business.

As a result of the foregoing, the Compensation Committee and management have undertaken measures intended to ensure that our compensation programs comply with the requirements applicable to participants in the TARP Capital Purchase Program. The restrictions and requirements on executive compensation remain in place so long as our preferred stock issued in connection with the TARP Capital Purchase Program is still held by the Treasury.

How Executive Compensation is Determined

Based on our compensation philosophy and objectives discussed above, the Compensation Committee has historically structured base salary and incentive compensation to motivate the senior executive officers to achieve the business goals set by us and the Compensation Committee.

Role of the Compensation Committee.    The Compensation Committee is responsible for establishing the key executive compensation principles as well as specific policies that govern executive compensation practices. This includes recommending the components and structure of each element of executive compensation. More specifically, the Compensation Committee reviews and approves goals and objectives relevant to compensation of the Chairman and Chief Executive Officer, evaluates the performance of the Chairman and the Chief Executive Officer in light of such goals and objectives, determines compensation of the Chairman and Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board regarding other senior executive officers.

Role of Management.    Our management plays an important role in setting compensation by assisting the Compensation Committee in evaluating employee performance and recommending the criteria and targets for performance-based compensation. Management also provides the Compensation Committee with information on our strategic objectives, our past and expected future performance in light of relevant business conditions, external industry trends, market data, and other information to assist the Committee in making informed compensation decisions.

Role of Stockholder Say-On-Pay Votes.    In 2011, as part of our continuing obligations under the TARP Capital Purchase Program, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our executives. Although the stockholder vote was non-binding, the overwhelming support of our stockholders for the compensation policies and practices then in effect for our executive officers was considered by the Compensation Committee and our Board in connection with compensation policies and practices for 2012. This includes recognition of the need to maintain stockholder approval of executive compensation while at the same time attracting and retaining highly qualified and skilled executives.

Role of the Compensation Consultant.    The Compensation Committee has the sole authority (1) to retain and terminate any compensation consultants to be used to assist in establishing compensation for our senior executives, and (2) to approve such consultants’ fees and other retention terms. In 2011, the Compensation Committee engaged McLagan, an Aon Consulting Company, an independent, nationally recognized consulting, productivity and performance benchmarking firm in the financial services industry, to conduct a competitive review of our compensation program for our officers and directors and to provide the Compensation Committee and the Board with relevant market data and alternatives to consider when making compensation decisions for the officers and directors. McLagan reports directly to the Compensation Committee, and the Compensation Committee has the authority to replace McLagan or to hire additional consultants from time to time.

In the past, the Compensation Committee has directed the compensation consultant to analyze the executive compensation of our NEOs against the compensation of a group of carefully selected peer companies, including savings and loan holding companies, bank holding companies, commercial banks and mortgage lending institutions. See the peer group listed in “Mr. Campanelli’s Employment Agreement” below. We use peer group compensation data as a guide in establishing executive compensation practices and levels for comparable executive roles and experience, but we do not attempt to replicate exactly the peer group averages. The peer companies were selected based on asset size, market capitalization, scope of operations or other characteristics comparable to our Company to ensure that estimated compensation was reasonable and competitive.

Historically, the Compensation Committee has also used benchmarking studies to establish a maximum total compensation at the “target” performance level for each of the NEOs that is at a specified level of our peer group. The NEOs were then benchmarked to executives in the peer companies based on two factors: (1) executives with similar salary rank within their respective companies, and (2) executives with similar functional job roles. The Compensation Committee would then compare actual compensation to the peer group to make sure it was consistent with the “target” performance level.

For 2011, the Compensation Committee did not benchmark compensation for any of the NEOs except as described below. The Compensation Committee did engage McLagan to conduct a peer group analysis in late 2010, but the peer group analysis was not used in the compensation decisions for 2011.

Mr. Campanelli’s Employment Agreement

Mr. Campanelli’s compensation is governed by the terms of his employment agreement which we negotiated individually with Mr. Campanelli as an inducement to his employment with our company in September 2009. The term of the employment agreement continues through December 31, 2012, and continues for successive terms of one year thereafter. We and Mr. Campanelli may terminate the employment agreement by giving notice two months prior to December 31, 2012, and prior to December 31 of any subsequent year in which Mr. Campanelli remains employed by us. To date, the compensation paid to Mr. Campanelli has not changed from the terms of the employment agreement.

In accordance with the terms of the employment agreement, we also entered into a purchase agreement with Mr. Campanelli, dated as of September 29, 2009, pursuant to which Mr. Campanelli agreed to purchase 198,750 shares of our common stock at a purchase price of $10.50 per share, each as adjusted for our reverse stock split. Effective January 24, 2012, we amended the purchase agreement with Mr. Campanelli to provide that the price for any of Mr. Campanelli’s purchases of our common stock that would occur on and after December 31, 2011 would be at their fair market value on the dates of purchase. In addition, the amendment permits Mr. Campanelli to reduce the number of shares he is required to purchase to reflect the $700,000 of his personal assets used to purchase shares of our common stock in support of our prior public stock offerings. On January 24, 2012, Mr. Campanelli elected to reduce the number of shares he is required to purchase by a number having a purchase price of $700,000, which reduced the number of additional shares he is required to purchase to zero. As a result, Mr. Campanelli’s obligation to make any share purchases under the purchase agreement has been fully discharged.

Pursuant to the employment agreement, we may grant to Mr. Campanelli (as determined by the Board or the Compensation Committee, in its sole discretion) an amount of restricted shares of our common stock with a value in an amount up to 33% of his annual compensation in a manner consistent with ARRA as a participant in the TARP Capital Purchase Program.

In addition, the employment agreement provides for Mr. Campanelli to receive a supplemental retirement pension for which we accrue on a monthly basis provided that he is still employed by us on the date of each such monthly accrual.

So long as we are a participant in the TARP Capital Purchase Program, the provisions of Mr. Campanelli’s employment agreement are subject to such requirements.

As previously discussed, the Compensation Committee engaged McLagan to conduct a competitive review of public peer group companies and prepare a comparative benchmark analysis of the compensation provisions in Mr. Campanelli’s employment agreement relative to peer group data. The peer group consisted of the following 17 banks, each of which has either a significant focus on the mortgage lending business or a comparable size to our company:

• Associated Banc-Corp	• Commerce Bancshares Inc.	• TCF Financial Corporation
• BancorpSouth Inc.	• Cullen/Frost Bankers, Inc.	• TFS Financial Corporation
• Bank of Hawaii Corporation	• First Horizon National Corporation	• Valley National Bancorp
• BOK Financial Corporation	• Fulton Financial Corporation	• Whitney Holding Corporation
• Citizens Republic Bancorp, Inc.	• International Bancshares Corporation	• Wilmington Trust Corporation
• City National Corporation	• People’s United Financial Inc.

The analysis conducted by McLagan included salary, bonus, total cash, long-term awards and total compensation for the principal executive officer of each of the peer group companies. The data in the analysis was obtained from public regulatory disclosures for fiscal year 2008 (which was paid out in the first quarter of 2009), including proxy statements, annual reports on Form 10-K and beneficial ownership reports on Form 4. McLagan used an economic value of 25% for all option awards and restricted stock/units were valued using the grant date present value. For all performance and target awards, McLagan used the grant date present value of the target amount as provided by each peer group company.

As part of its analysis, McLagan displayed the benchmarks for Mr. Campanelli’s annual total compensation as follows:

Benchmark 1: Base salary contains the value of the traditional annual cash base salary ($1,900,000), and the share salary ($750,000) and annual discretionary share award ($1,325,000) as part of the long-term incentive; and

Benchmark 2: Base salary contains the value of the traditional annual cash base salary ($1,900,000), total cash contains the traditional cash base salary minus the required share purchase (48,750 shares at $10.50 equals $511,875, grossed up for 40% tax rate equals $853,125), and the share salary ($750,000) and annual discretionary share award ($1,325,000) as part of the long-term incentive.

As part of its assumptions, McLagan used the best case maximum payout scenario for Mr. Campanelli’s compensation under his employment agreement as the baseline for its benchmark analysis. McLagan also included the historical target-based incentive compensation plan for our former Chief Executive Officer, Mr. Mark Hammond assuming 100% of targets were met as an additional reference point. Mr. Hammond’s historical target total compensation package was $6,000,000.

The amounts above are shown on a pre-tax basis and have not factored in the value of Mr. Campanelli’s supplemental retirement pension as part of McLagan’s analysis.

The analysis of the compensation of the peer group companies indicated that the 25th percentile for the total compensation of the Chief Executive Officer was $1,665,319, the 50th percentile was $2,198,322 and the 75th percentile was $3,486,982. Based on McLagan’s analysis, Mr. Campanelli’s total compensation under his employment agreement fell within the 89th percentile among the peer group companies using Benchmark 1 (72nd percentile when using Benchmark 2 as set forth above). We believed this percentile level of total compensation is competitive and commensurate with Mr. Campanelli’s high level of experience and performance, as well as his potential and motivation among executives within our industry to lead us to a path of long-term growth and profitability. We believe that the compensation terms negotiated with Mr. Campanelli under his employment agreement further our compensation goals and objectives as previously discussed above.

Components of 2011 Executive Compensation

For the year ended December 31, 2011, the Compensation Committee determined that the executive compensation program should be comprised primarily of base and share salary. As discussed above, our ability to grant incentive compensation, which previously was a substantial part of our compensation program, was limited by our participation in the TARP Capital Purchase Program. However, for services rendered in 2011, we provided incentive compensation, in the form of TARP compliant long term restricted stock, to certain of our NEOs. The following discusses each of the components of the compensation of the NEOs for 2011.

Base Salary.    We provide the NEOs with a base salary for services rendered during the fiscal year. The Compensation Committee salaries based upon personal performance, effectiveness, level of responsibility, past and potential contributions to us, internal pay equity relationships, as well as any relevant employment agreement provisions. Based on our overall performance, our participation in the TARP Capital Purchase Program, and the level of total compensation accorded to executives in the prior year, the Compensation Committee determined that modifications to executive base salaries were not appropriate for 2011. We do not apply any specific weighting to these criteria; rather, the Compensation Committee uses its judgment and discretion in determining these amounts.

For 2011, the base salaries were $1,900,000 for Mr. Campanelli, $500,000 for Mr. Borja, $550,000 for Mr. Rinaldi, $475,000 for Mr. Kerin, $475,000 for Mr. Issa, and $475,000 for Mr. Roslin. The base salaries for Messrs. Campanelli, Rinaldi and Kerin are each pursuant to the terms of their respective individually negotiated employment agreements, and Mr. Issa’s base salary was individually negotiated and included in his offer letter.

Share Salary.    While our base salaries have historically been paid in cash, the Compensation Committee determined that we should also pay a share salary to the NEOs. Due to our participation in the TARP Capital Purchase Program, our payment of incentive compensation to the NEOs is limited. The Compensation Committee believes that paying a share salary to the NEOs will address issues caused by the constraints on paying incentive cash compensation, and allow us to remain competitive for executive talent. Specifically, we pay the shares of common stock each pay period, net of tax, under our 2006 Equity Incentive Plan based upon the closing price on the date of grant.

For 2011, share salaries were $750,000 for Mr. Campanelli, $250,000 for Mr. Borja, $300,000 for Mr. Rinaldi, $300,000 for Mr. Kerin, $300,000 for Mr. Issa, and $300,000 for Mr. Roslin. The share salaries of Messrs. Campanelli, Rinaldi and Kerin are each pursuant to the terms of their respective individually negotiated employment agreements, and Mr. Issa’s base salary was individually negotiated and included in his offer letter.

Annual Incentives.    We are currently proscribed from providing annual cash incentive compensation to NEOs due to our participation in the TARP Capital Purchase Program.

Long Term Incentives.    So long as our preferred stock is held by Treasury and we therefore continue to participate in the TARP Capital Purchase Program, our payment of incentive compensation to the NEOs is limited to long term restricted stock that can not exceed 33% of post-award annual compensation, has a two year vesting requirement and is not transferable until repayment of TARP funds. The Compensation Committee believes that long term restricted stock aligns compensation with stockholder interests because the NEO would receive a benefit from if the stock price increases and also share with stockholders in the loss of value if the stock price decreases.

Pursuant to the Bank’s supervisory agreement with the Office of the Comptroller of the Currency (the “OCC”), as successor regulator to the Office of Thrift Supervision (the “OTS”), we cannot increase any salaries, bonuses or make any similar payments to the NEOs without the prior written non-objection of the OCC. In that regard, the Compensation Committee requested the OTS in early 2011 and the OCC in March 2012 to provide prior written non-objection to the award of long term restricted stock to certain NEOs. There is no assurance that the OCC would not object to such awards or the amount thereof.

In March, 2012, the Bank requested non-objection from the OCC to award long term restricted stock to Messrs. Campanelli, Borja, Rinaldi, Kerin, and Issa as follows: $1,325,000 for both 2011 and 2010; $350,000 for 2011 and $300,000 for 2010; $440,000 for 2011 and $400,000 for 2010; $395,000 for 2011 and $400,000 for 2010; and $325,000 for 2011 only, respectively. The Compensation Committee did not use any formulaic method, subject to the TARP restrictions, to set the size of the grants but did factor the individual performance of such NEOs and accomplishments in executing our business plan. The OCC has not yet responded to this request, and there can be no assurance that such response, if provided, would be favorable.

Flagstar Bank 401(k) Plan.    We make available to the NEOs a 401(k) plan that is generally available to all of our employees. Under the 401(k) plan, eligible employees may contribute up to 60% of their annual compensation, subject to a maximum amount prescribed by law. The maximum annual contribution was $16,500 for 2011, or $22,000 for participants who were 50 years old or older in 2011. We have historically provided a matching contribution of up to 3% of an employee’s annual contribution up to a maximum of $7,350; however, the matching contribution was suspended for all employees effective October 1, 2009. In January, 2012, the matching contribution was resumed for all of our employees, but is limited to 50% of the first 3% of an employee’s annual contribution up to a maximum of $3,675.

Supplemental Retirement Pension.    As part of Mr. Campanelli’s employment agreement, we accrue for his benefit, on the last day of each of the first 60 months of the employment agreement, a supplemental retirement accrual equal to 1.022% of the sum of the base salary and share salary. This pension was negotiated with Mr. Campanelli’s employment agreement, and the Compensation Committee determined that it is reasonable for a chief executive officer at a financial institution to receive a pension. The pension is designed to provide income to Mr. Campanelli following his retirement and was individually negotiated with him in connection with his employment agreement in order to induce him to join us as Chief Executive Officer. Pursuant to the supplemental retirement pension, upon the later to occur of age 62 or Mr. Campanelli’s separation of service with us (or later, if necessary, to comply with applicable law), Mr. Campanelli is entitled to receive a lump sum payment equal to the actuarial equivalent of the aggregate of the monthly accruals paid on an annual basis for 23 years. As of December 31, 2011, the aggregate of such monthly accruals was $731,241 and the actuarial equivalent of the lump sum payment of such amount for 23 years was $8,740,353. The amount accrued with respect to the supplemental retirement pension during 2011, assuming a discount rate of 4.25%, was $3,987,767 and, in total, $8,740,353 has been accrued since Mr. Campanelli joined us in 2009. In 2011, no other NEO received a supplemental retirement pension.

Perquisites.    In 2011, we provided perquisites to the NEOs that the Compensation Committee believes to be reasonable and consistent with our compensation program. The perquisites provided to Messrs. Campanelli, Rinaldi and Kerin were negotiated with their employment agreements as an inducement to their employment with us and include reimbursement of commuting expenses (airfare and temporary housing accommodations) from their residences to our headquarters in Michigan. The value of such perquisites in 2011 totaled $7,311, $34,784 and $23,083 for Messrs. Campanelli, Rinaldi and Kerin, respectively. The Compensation Committee considered these perquisites reasonable, because they enabled us to recruit and retain Messrs. Campanelli, Rinaldi and Kerin.

Other Benefits.    We also provide medical, dental and life insurance to our NEOs, which are benefits generally available to all of our employees.

Proposed Compensation Adjustments for 2012

Pursuant to our supervisory agreement with the Federal Reserve, as successor regulator to the OTS, and the Bank’s supervisory agreement with the OCC, as successor regulator to the OTS, neither we nor the Bank are permitted to renew, extend or revise any contractual arrangement relating to compensation or benefits for the NEOs without providing 30 days prior written notice to the Federal Reserve or the OCC, respectively. We may also not increase any salaries, bonuses or make any similar payments to the NEOs without the prior written non-objection of the OCC. In that regard, in March 2012 the Compensation Committee requested the OCC to provide its written non-objection to an increase to Mr. Rinaldi’s share salary from $300,000 to $350,000 for 2012. There can be no assurance that the OCC would not object to such awards or the amount thereof.

Severance and Change-in-Control Benefits

Under the terms of the 2006 Equity Incentive Plan, certain of our employment agreements and our change-in-control agreements, the NEOs are entitled to payments and benefits upon the occurrence of certain events. The terms of these arrangements, as well as an estimate of compensation that would have been payable had they been triggered as of fiscal year-end following a change-in-control, are described in detail in the section entitled “Executive Compensation — Potential Payment Upon Termination or Change-In-Control” below. The Compensation Committee also analyzed the employment agreements of some companies in our peer group in setting the amounts payable and the triggering events under the arrangements. However, as a condition to our ability to participate in the TARP Capital Purchase Program, on January 30, 2009, Messrs. Borja and Roslin entered into agreements implementing the restrictions applicable to employment agreements required under the TARP Capital Purchase Program, including prohibited severance and change-in-control benefits otherwise payable under their respective agreements with us. The employment agreements that we entered into with Messrs. Campanelli, Rinaldi and Kerin in 2009 did not include any severance or change-in-control benefits.

While such benefits are not currently effective, the Compensation Committee believes that, in order to attract and retain the best management talent, companies should provide reasonable severance and change-in-control benefits to senior executive officers. As with any public company, it is always possible that changes to management could occur. The Compensation Committee believes that the threat of such an occurrence can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The retention and motivation of key management personnel is essential to execution of our strategic business plan and is in our stockholders’ best interests. Reasonable severance and change-in-control benefits help ensure executives’ continued dedication and efforts in such event without undue concern for their personal, financial and employment security.

Further, the Compensation Committee believes that severance benefits should reflect the fact that it may be difficult for senior executive officers to find comparable employment within a short period of time, and they also serve to help disentangle the company from the former employee as soon as practicable. However, until we are no longer subject to the restrictions under the TARP Capital Purchase Program and no longer subject to restrictions on change-in-control payments pursuant to our supervisory agreements with the Federal Reserve and the OCC, such benefits are not effective.

Stock Ownership Guidelines

To align the interests of our senior officers with the interests of our stockholders, we require that each senior officer maintain a minimum ownership in us. Currently, the NEOs own less than 1% of our outstanding common stock in the aggregate, and the individual NEOs own the amounts set forth in the section entitled “SECURITY OWNERSHIP OF MANAGEMENT” in this Proxy Statement. The stock ownership percentage currently reflects the multiple investments in our common stock made by MP Thrift and other investors during 2011. We believe that the NEOs’ interests are sufficiently aligned with our stockholders based upon current stock ownership percentages, and we believe that the payment of share salaries will further align our stockholders’ interests with the NEOs.

Equity Granting Process

Grants of stock options, restricted stock and other equity awards to our executive officers and other employees are approved by the Compensation Committee at regularly scheduled meetings, or occasionally by unanimous written consent. We currently have no structured practice or timing of stock option grants, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any executive compensation.

Tax and Accounting Implications

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level and mix of compensation among individual pay elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs with the need to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.

The executive compensation program has historically been structured to allow us to comply with Section 162(m) of the Internal Revenue Code (the “Code”) and Section 409A of the Code. Section 162(m) of the Code generally provides that we may not deduct annual compensation of more than $1,000,000 per individual, except to the extent of performance based payments. As a result of our participation in the TARP Capital Purchase Program, however, for as long as the Treasury holds our preferred stock issued in connection with such program, the Section 162(m) compensation deduction limit is reduced to $500,000 annually, and the exception for performance based pay not counting against this limit will not be available to us. Currently, we do not intend to limit compensation to certain covered executives to the $500,000 deduction limit, although we will not be able to claim a deduction for such excess payments. We believe that amounts paid in excess of $500,000, including amounts attributable to share salary, and the cost of the lost tax deduction, are justifiable in order for us to effectively motivate, retain, and remain competitive with peer financial institutions. Under Code Section 409A, any nonqualified deferred compensation subject to and not in compliance with such provision will become immediately taxable to the employee and the employee will be subject to a federal excise tax. We believe our deferred compensation arrangements are in compliance with Code Section 409A.

We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Under FASB ASC Topic 718, all share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated statement of earnings. The amount of compensation expense is determined based on the fair value of the equity award when granted and is expensed over the required service period, which is normally the vesting period of the equity award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing and evaluating the policies that govern executive compensation and for recommending the components and structure of executive compensation. In 2011, the components of our executive compensation program included:

•	base salary;

•	share salary;

•	long term restricted stock;

•	401(k) plan;

•	a supplemental retirement pension; and

•	perquisites and other benefits.

The Compensation Committee met with our Chief Risk Officer to analyze the relationship between risk management policies and practices and the compensation program for the NEOs. Among the risks considered by the Compensation Committee were credit risk, interest rate risk, market risk, legal risk, operational risk and reputational risk. In order to mitigate these risks, we used a number of practices, including:

1. The compensation program components were not tied to short term performance factors;

2. Under the TARP Capital Purchase Program, incentive compensation for senior executive officers is limited to restricted stock, which typically does not vest for several years, in an amount not to exceed one-third of the officer’s total annual compensation;

3. Certain compensation is subject to recovery, or clawback, if found to be based on materially inaccurate financial statements or other materially inaccurate performance criteria; and

4. The overall level of incentive compensation that we award does not appear to be excessive compared to incentive compensation awarded to employees of comparable institutions, based upon analysis provided by our compensation consultant.

In addition to compensation for the NEOs, the Compensation Committee also monitors the compensation program for all employees, including the 25 most highly compensated, irrespective of title. The Compensation Committee reviews the design and function of the compensation program along with the risks associated. The Compensation Committee also monitors performance under the compensation program. Significant modifications to the compensation program are communicated to and approved by the Compensation Committee. The compensation program was reviewed by legal counsel for compliance with the TARP Capital Purchase Program and the ARRA, as well as the enterprise risk department under the guidance of the Chief Risk Officer and the internal audit department.

The Compensation Committee conducted a broad review of the current compensation program to ensure that it did not subject us to unnecessary or excessive risk or encourage employees to manipulate our earnings. The review of the compensation program included many factors: performance metrics within the plan; whether the plan contains caps, or maximums, on each participant’s incentive opportunity; clawback provisions; discretion to reduce or eliminate payouts; and risk mitigating factors of each plan. As a result of this review, we made a number of changes to the design and function of the compensation plan going forward. Legal counsel has reviewed the new compensation plan to ensure it is in compliance with all of the provisions contained in the Treasury’s interim final rule under the TARP Capital Purchase Program.

As a result of that evaluation, the Compensation Committee certifies that:

1. The Compensation Committee has reviewed the senior executive officer compensation plans with the Chief Risk Officer and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten our value;

2. The Compensation Committee has reviewed with the Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to us; and

3. The Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of our reported earnings to enhance the compensation of any employee.

The Compensation Committee, as long as we have outstanding debt or equity securities (but excluding any warrants to purchase common stock) issued to and held by the Treasury under the TARP Capital Purchase Program, will discuss, evaluate and review, at least semiannually with the Chief Risk Officer, all such compensation to ensure ongoing compliance with the TARP Capital Purchase Program including without limitation, any limits imposed by the TARP Capital Purchase Program with respect to incentive compensation that may be paid to any employee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

David J. Matlin

Gregory Eng

Michael J. Shonka

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the compensation paid to or earned by, during the fiscal years ended December 31 of the year indicated, our Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated executive officers who were serving as of December 31, 2011. A portion of the amount in the column entitled “Salary” includes the dollar value of salary paid in shares of our common stock, as determined by the Compensation Committee and paid under the 2006 Equity Incentive Plan. Mr. Campanelli has a supplemental employee retirement plan included in his employment agreement, and such amounts accrued in 2011 are included in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” All other compensation is included in the column entitled “All Other Compensation.”

Name and Principal Position(s)	Year	Salary(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation		Total
Joseph P. Campanelli	2011	$2,650,001	$3,987,767	$7,311	(3)	$6,450,079
Chairman of the Board,	2010	$2,650,000	$3,822,124	$—		$6,472,124
President and Chief Executive Officer	2009	$647,883	$930,462	$23,170		$1,601,515

Paul D. Borja	2011	$749,999	$—	$—		$749,999
Executive Vice-President and	2010	$750,000	$—	$7,350		$757,350
Chief Financial Officer	2009	$464,243	$—	$6,900		$471,593

Salvatore J. Rinaldi	2011	$849,999	$—	$34,784	(4)	$884,783
Executive Vice-President and	2010	$850,000	$—	$50,324		$900,324
Chief of Staff

Matthew A. Kerin	2011	$774,999	$—	$23,083	(5)	$798,082
Executive Vice-President and	2010	$775,000	$—	$39,281		$814,281
Managing Director

Matthew I. Roslin(6)	2011	$774,999	$—	$—		$774,999
Executive Vice-President and	2010	$775,000	$—	$34,955		$809,995
Former Chief Legal Officer	2009	$420,192	$—	$30,427		$450,619

Steven J. Issa	2011	$685,578	$—	$9,750	(7)	$695,328
Executive Vice-President and
Managing Director

(1)

Salary represents amounts paid in cash or shares of our common stock. In 2011, NEOs received cash salaries and share salaries, of which the share salaries were paid using shares of our common stock, as valued on the day of the grant and payable every two weeks:

	Campanelli	Borja	Rinaldi	Kerin	Roslin	Issa
Cash Salary	$1,900,000	$500,000	$550,000	$475,000	$475,000	$420,193
Share Salary	750,001	249,999	299,999	299,999	299,999	265,385
Total salary reported above	$2,650,001	$749,999	$849,999	$774,999	$774,999	$685,578

(2)

The amount reflected in this column for Mr. Campanelli includes the change in pension values for fiscal year ended December 31, 2011. For the assumptions used to determine the change in the pension value, see the section entitled “Executive Compensation — Pension Benefit for Fiscal Year 2011” below.

(3)

The amount reflected in this column for Mr. Campanelli includes the costs incurred by us in connection with providing the perquisites of, in the aggregate, travel and hotel expenses of $7,311 in connection with commuting.

(4)

The amount reflected in this column for Mr. Rinaldi includes the costs incurred by us in connection with providing the perquisites of, in the aggregate, travel and hotel expenses of $34,784 in connection with commuting.

(5)

The amount reflected in this column for Mr. Kerin includes the costs incurred by us in connection with providing the perquisites of, in the aggregate, travel and hotel expenses of $23,083 in connection with commuting.

(6)

Mr. Roslin announced his decision to resign as our Executive Vice-President, Chief Legal Officer and Chief Administrative Officer on July 14, 2011 and is no longer employed by us. Mr. Roslin is included in this table because he would have been one of our most highly compensated executive officers for 2011 had he been serving as an executive officer at December 31, 2011.

(7)	The amount reflected in this column for Mr. Issa includes $7,800 in automobile allowance and $1,950 in communication allowance.

Grants of Plan Based Awards

In this table, we provide information concerning each grant of an award made to a NEO in our most recently completed fiscal year. Such grants are share salaries issued under the 2006 Equity Incentive Plan, which are discussed in greater detail in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

Name	Grant Date	All Other Stock Awards: Number of Shares of All Other Units (#)		Grant Date Fair Value Of Stock and Option/SAR Awards ($)(1)
Joseph P. Campanelli	Various	818,711	(2)	$750,001
Paul D. Borja	Various	272,902	(2)	$249,999
Salvatore J. Rinaldi	Various	327,484	(2)	$299,999
Matthew A. Kerin	Various	327,484	(2)	$299,999
Matthew I. Roslin	Various	327,484	(2)	$299,999
Steven J. Issa	Various	306,473	(2)	$265,385

(1)

The amounts in this column are the grant date fair values of the awards of shares of restricted stock calculated in accordance with FASB ASC Topic 718. Amounts reported for share salaries represent the aggregate of 26 separate grants paid in accordance with our normal payroll cycle.

(2)

This amount reflects the number of shares of stock paid in 2011 as share salary to the named individuals pursuant to the 2006 Equity Incentive Plan. These grants were made in accordance with our normal payroll cycle throughout 2011 and are fully vested upon grant. The number of shares paid as share salary was calculated by the dividing the dollar amount of the share salary for the relevant pay period by the closing price for a share of our common stock on the NYSE on the pay date for such pay period. During 2011, such closing prices ranged from $0.49 to $1.82 per share. As a result, there were 26 separate grant dates, each corresponding to our normal payroll cycle.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
Paul D. Borja	1,737	578	$68.60	1/24/2018	—	—	(1)
	1,819	—	$144.80	1/30/2014	—	—	(2)
	1,686	—	$162.80	2/3/2013	—	—	(3)
	1,144	—	$193.50	5/25/2015	—	—	(4)

Matthew I. Roslin	696	230	$68.60	1/24/2018	—	—	(1)
	728	—	$144.80	1/30/2014	—	—	(2)
	450	—	$162.80	2/3/2013	—	—	(3)
	252	—	$207.25	1/24/2015	—	—	(5)

(1)

Represents stock appreciation rights issued on January 24, 2008. The stock appreciation rights vest in four equal parts beginning January 24, 2009 and each one-year anniversary afterwards through 2012. The stock appreciation rights are required to be settled in cash.

(2)

Represents stock appreciation rights issued on January 24, 2007. The stock appreciation rights vested in four equal parts beginning January 24, 2008 and each one-year anniversary afterwards through 2011. The stock appreciation rights are required to be settled in cash.

(3)

Represents stock appreciation rights issued on May 26, 2006. The stock appreciation rights vested in four equal parts beginning February 3, 2007 and each one-year anniversary afterwards through 2010. The stock appreciation rights are required to be settled in cash.

(4)

Represents a stock option award issued May 25, 2005. The options were scheduled to vest in four equal parts starting on the first anniversary of the grant date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options.

(5)

Represents a stock option award issued January 24, 2005. The options were scheduled to vest in four equal parts starting on the first anniversary of the grant date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options.

Option Exercises and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting		Value Realized On Vesting
Joseph P. Campanelli	—	$—	818,711	(1)	$750,001
Paul D. Borja	—	$—	272,902	(1)	$249,999
Salvatore J. Rinaldi	—	$—	327,484	(1)	$299,999
Matthew A. Kerin	—	$—	327,484	(1)	$299,999
Matthew I. Roslin	—	$—	327,484	(1)	$299,999
Steven J. Issa	—	$—	306,473	(1)	$265,385

(1)

The amounts in this column are the grant date fair values of the awards of shares of restricted stock calculated in accordance with FASB ASC Topic 718. Amounts reported for share salaries represent the aggregate of 26 separate grants paid in accordance with our normal payroll cycle.

Employment Agreements

Joseph P. Campanelli.    In September 2009, we entered into an employment agreement with Mr. Campanelli pursuant to which Mr. Campanelli joined us as President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Campanelli’s base salary is $1,900,000 annually. In addition, the employment agreement provides that Mr. Campanelli will be paid a share salary of $750,000 annually. The employment agreement may be terminated by us and Mr. Campanelli by giving notice two months prior to the end of the initial term and any subsequent year. Mr. Campanelli is also eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion. The employment agreement also provides for Mr. Campanelli to receive a supplemental retirement pension for which we accrue on a monthly basis provided that he is still employed by the Company on the date of each such monthly accrual. Mr. Campanelli is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment agreement does not provide termination or change-in-control benefits and is subject to the restrictions and prohibitions applicable to our NEOs under the TARP Capital Purchase Program.

Salvatore J. Rinaldi.    In October 2009, we entered into an employment agreement with Mr. Rinaldi pursuant to which Mr. Rinaldi joined us as Executive Vice-President and Chief of Staff. Pursuant to the terms of the employment agreement, Mr. Rinaldi’s base salary is $550,000 annually. In addition, the employment agreement provides that Mr. Rinaldi will be paid a share salary of $300,000 annually. The employment agreement may be terminated by us and Mr. Rinaldi by giving notice two months prior to the end of the initial term and any subsequent year. Mr. Rinaldi is also eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion. Mr. Rinaldi is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment agreement does not provide termination or change-in-control benefits and is subject to the restrictions and prohibitions applicable to our NEOs under the TARP Capital Purchase Program.

Matthew A. Kerin.    In November 2009, we entered into an employment agreement with Mr. Kerin pursuant to which Mr. Kerin joined us as Executive Vice-President and Managing Director. Pursuant to the terms of the employment agreement, Mr. Kerin’s base salary is $475,000 annually. In addition, the employment agreement provides that Mr. Kerin will be paid a share salary of $300,000 annually. The employment agreement may be terminated by us and Mr. Kerin by giving notice two months prior to the end of the initial term and any subsequent year. Mr. Kerin is also eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion. Mr. Kerin is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment agreement does not provide termination or change-in-control benefits and is subject to the restrictions and prohibitions applicable to our NEOs under the TARP Capital Purchase Program.

Paul D. Borja.    We entered into an amended and restated employment agreement effective as of January 1, 2007, amended such agreements on December 31, 2008 to comply with the requirements of Internal Revenue Code Section 409A, and further amended such agreement on January 30, 2009 to comply with the executive compensation restrictions and prohibitions applicable to our NEOs under the TARP Capital Purchase Program, as discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — Impact of Our Participation in the TARP Capital Purchase Program” above.

The initial term of the agreement was three years, and, on January 1 of each year, the term of the agreement may be extended for an additional one-year period upon approval of the Board. Mr. Borja’s agreement currently terminates on December 31, 2013. Mr. Borja’s current base salary is $500,000 and share salary is $250,000. The base salary and share salary is reviewed annually, and Mr. Borja may participate in any plan we maintain for the benefit of our employees, including discretionary bonus plans, a profit-sharing plan, retirement and medical plans, and customary fringe benefits. The agreement contains provisions for termination and change-in-control benefits, (none of which are currently payable due to our participation in the TARP Capital Purchase Program). Such provisions are described in “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-in-Control” below.

Matthew I. Roslin.    On July 14, 2011, Mr. Roslin announced his decision to resign as Executive Vice-President, Chief Legal Officer and Chief Administrative Officer. Mr. Roslin’s employment agreement terminated on December 31, 2011, and his employment with us terminated effective June 30, 2012. Mr. Roslin’s base salary during 2011 was $475,000 and share salary was $300,000 annually, and Mr. Roslin was able to participate in any plan we maintain for the benefit of our employees, including discretionary bonus plans, a profit-sharing plan, retirement and medical plans, and customary fringe benefits.

Steven J. Issa.    In January 2011, Mr. Issa joined us as Executive Vice-President and Managing Director, Commercial Banking, but he does not have an employment agreement with us. Pursuant to his offer letter, Mr. Issa’s base salary is $475,000 annually and share salary is $300,000 annually. Mr. Issa is eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion, an auto allowance of $800 per month, and customary fringe benefits. Mr. Issa is terminable at will by us, and the offer letter did not provide termination or change-in-control benefits and is subject to the TARP Capital Purchase Program. As set forth in the offer letter, it is our intent to enter into an employment agreement with Mr. Issa when we are no longer subject to TARP and other bank regulatory restrictions.

We believe that these agreements assure fair treatment of the NEOs in relation to their careers, providing them with a limited form of financial security while committing them to future employment for the term of their respective agreements.

Pension Benefit for Fiscal Year 2011

The following table sets forth information with respect to the Supplemental Executive Retirement Plan (“SERP”) that provides for payments or other benefits to the NEO at, following, or in connection with retirement.

NEO	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Joseph P. Campanelli	Supplemental Executive Retirement Plan	2.3	$8,740,353	—

(1)

Mr. Campanelli’s benefit is based on monthly accruals as described under the heading “Supplemental Executive Retirement Plan” below, as opposed to years of credited service. The number listed in this column indicates the number of monthly accruals as of December 31, 2011, divided by 12 to be expressed in years.

(2)	In the calculation of Mr. Campanelli’s Supplemental Executive Retirement Plan benefit, the following is assumed: a discount rate of 4.25% based on 30-year Treasury Bond rates during September 2009.

Supplemental Executive Retirement Plan.    We maintain a SERP for the benefit of Mr. Campanelli. The SERP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability and death benefits to Mr. Campanelli. The Compensation Committee has determined that the benefits are in line with market practice, comply with the requirements of IRC Section 409A, the Internal Revenue Service and Department of the Treasury regulations, and any requirements applicable to us under the TARP Capital Purchase Program. Benefits payable under the SERP are an unfunded obligation of us.

The SERP provides for a lump sum payment to Mr. Campanelli equal to the actuarial equivalent of an accrued annual benefit payable for 23 years. The annual benefit is the sum of monthly accruals of 1.022% of Mr. Campanelli’s eligible compensation, for a maximum of 60 months, provided Mr. Campanelli is employed by us on the date of each such monthly accrual. Eligible compensation includes base salary and share salary. The accrued annual benefit equals the annual benefit less any other retirement benefits provided and funded by us, and also less 50% of the benefits to which Mr. Campanelli is entitled from Social Security. As of December 31, 2011, the aggregate of the monthly accruals with respect to the SERP was $731,241 and the actuarial equivalent of the lump sum payment of such amount for 23 years was $8,740,353. The amount accrued with respect to the supplemental retirement pension, assuming a discount rate of 4.25%, in 2011 was $3,987,767 and, in total, $8,740,353 has been accrued since Mr. Campanelli joined us in 2009.

The SERP also provides for benefits in the event of Mr. Campanelli’s death or disability (as defined in IRC Section 409A and accompanying regulations). In the event of either death or disability, Mr. Campanelli or, if applicable, Mr. Campanelli’s beneficiary will receive a lump sum payment equal to the actuarial equivalent present value of the benefit that would otherwise be paid to Mr. Campanelli at age 62.

Mr. Campanelli becomes vested in his monthly accruals on the date of such accrual. Benefits are payable at the later of age 62 or separation from service. All benefits under the SERP are forfeited in the event Mr. Campanelli’s employment is terminated for “cause” as defined in the SERP. “Cause” generally means any termination due to a violation of Mr. Campanelli’s employment agreement, gross misconduct or fraud that is injurious to us, felony, or becoming disqualified or barred by any governmental or self-regulatory authority from employment with us in his current position.

Potential Payments Upon Termination or Change-in-Control

On January 30, 2009, we sold preferred stock, and a warrant to purchase common stock, to the U.S. Treasury as part of our participation in the TARP Capital Purchase Program. Pursuant to the regulations adopted by the Treasury to implement TARP, we are prohibited from paying any “golden parachute” payments to certain of the NEOs related to a termination or change-in-control of us. Generally, all payments as a result of a termination or change-in-control are prohibited unless previously earned, paid under certain pension plans, paid in connection with a death or disability, or required by law. This prohibition significantly reduces other applicable compensation arrangements with certain of our NEOs as discussed below. We are also subject to additional restrictions on the payment of “golden parachute” payments pursuant to our supervisory agreements with the Federal Reserve and the OCC.

At December 31, 2011, Messrs. Campanelli, Rinaldi, Kerin, Issa and Roslin would not have been entitled to termination or change-in-control benefits, but Mr. Borja’s estate would have been entitled to severance payment of $375,000 and benefits continuation in the amount of $5,428 solely in the event of his death. Otherwise, Mr. Borja’s termination and change-in-control benefits pursuant to his employment agreement are prohibited by the TARP Capital Purchase Program. The actual amounts to be paid out can only be determined at the time of separation, and the amounts for Mr. Borja set forth above assume that such separation was effective as of December 31, 2011.

Employment Agreements.    Pursuant to our employment agreements with Messrs. Campanelli, Rinaldi and Kerin and our offer letter with Mr. Issa, either party may terminate at any time and there are no termination or change-in-control benefits. However, Mr. Campanelli would be eligible to receive his SERP under the terms set forth in “EXECUTIVE COMPENSATION — Pension Benefit for Fiscal Year 2011” above unless terminated for cause.

Our employment agreement with Mr. Borja includes termination and change-in-control benefits as discussed below, but other than in the event of Mr. Borja’s death, no termination and change-in-control benefits are payable so long as our preferred stock continues to be held by the Treasury pursuant to our participation in the TARP Capital Purchase Plan. If we were no longer subject to the restrictions under the TARP Capital Purchase Program, Mr. Borja would be eligible for (i) six months base salary payable in a lump sum and benefits continuation and accrued and unpaid discretionary bonus payable in a lump sum in the event of his death, (ii) twelve months base salary payable in a lump sum, continued participation in our health benefit plans through the term of the employment agreement, and a prorated amount of incentive compensation that would have been payable during the year of termination payable in the ordinary course in the event of his termination not “for cause” or constructive termination, and (iii) a lump sum amount payable within 45 days of such termination equal to the difference between (i) 2.99 times his “base amount” under Section 280G of the Internal Revenue Code and (ii) the sum of any other parachute payments that he receives on account of the change-in-control and for six months benefits continuation in the event of his involuntary or construction termination in connection with a change in control. In the event of a voluntary termination, termination for “just cause,” disability, or retirement, Mr. Borja would not be eligible for termination benefits.

2006 Equity Incentive Plan.    Stock options, stock appreciation rights and restricted stock are subject to the termination and change-in-control benefits set forth in the 2006 Equity Incentive Plan. In the event of a voluntary termination, termination not “for cause,” constructive termination and an involuntary or constructive termination in connection with a change-in-control, stock options and stock appreciation rights may be exercised within three months. In the event of death or disability, vesting of restricted stock and stock options is accelerated, incentive compensation may be paid out at the target level, and stock options and stock appreciation rights may be exercised within one year for death and two years for disability. In the event of retirement, vesting of restricted stock and stock options is accelerated, incentive compensation may be paid out on a prorated basis based upon the actual amount payable for the year of termination, and the target level, and stock options and stock appreciation rights may be exercised within three months and one year, respectively. In the event of a change-in-control, vesting of unvested restricted stock, stock appreciation rights and stock options may be accelerated and stock appreciation rights and stock options may be exercised until expiration, incentive compensation may be paid out at the target level. Stock options and stock appreciation rights may be exercised until expiration.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” No member of the Compensation Committee had any other relationship with us during 2011 requiring disclosure as a related party transaction. During 2011, none of our executive officers served as a member of another entity’s Compensation Committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

We and our subsidiaries regularly monitor transactions with directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of the Federal Reserve’s Regulation O, including the prompt reporting of any relevant extension of credit to the Board; (ii) a Code of Business Conduct and Ethics that governs potential conflicts of interest; and (iii) an Audit Committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in our or our subsidiaries best interests.

We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. Each of the following business transactions conformed with the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

Walter N. Carter is a member of our Board. He is a managing principal at Gateway Asset Management Company, which provides consulting services to us. We paid $164,925 to Gateway Asset Management Company for these consulting services in 2011.

In addition to the transactions listed above, certain directors and executive officers of the Company and its subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectability or presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Due to inadvertent errors, the Form 4 statement for Mr. Campanelli reporting his purchase of shares in four transactions on February 1, 2, and 3, 2012 was not filed with the SEC until February 13, 2012, and the Form 3 statement for Mr. Tierney reporting his appointment as an executive officer of the Company on February 22, 2011 was not filed with the SEC until March 23, 2011. Other than the foregoing, and based solely on our review of copies of such reports received by us, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, we believe that all filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners during the year ended December 31, 2011 were timely met.

PROPOSAL 2

PROPOSAL TO GRANT TO THE BOARD DISCRETIONARY AUTHORITY TO APPROVE AN AMENDMENT TO THE ARTICLES TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO OF ONE FOR TEN

General

The Board has adopted a resolution approving, and recommending to our stockholders for their approval, a proposal to grant discretionary authority to the Board to amend the Articles to effect the Reverse Stock Split of our authorized, issued and outstanding common stock at any time within one month after the date stockholder approval of the Reverse Stock Split is obtained, at an exchange ratio of one for ten.

If this proposal is approved by our stockholders, the Board will be granted discretionary authority to amend the Articles to effect the Reverse Stock Split at any time any time prior to October 24, 2012 and at an exact exchange ratio of one for ten. Our Board’s decision whether or not (and when) to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NYSE. If this Proposal is approved, and the Board determines to do so, the Articles will be amended as provided in Appendix A hereto.

Purposes of the Proposed Reverse Stock Split

The Board believes that the Reverse Stock Split would be beneficial for the following reasons:

•

Maintain the NYSE Listing.    On August 18, 2011, we were notified in writing by the NYSE that the trading price of our common stock was below the criteria for the NYSE’s continued listing standard, as the average per share closing price of our common stock over a consecutive 30-trading day period was less than $1.00. The letter stated that we have a six-month cure period that started on August 18, 2011 to bring the price of our common stock and the 30-trading day average closing price of our common stock above $1.00. The letter further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures. However, NYSE rules permit us to cure any non-compliance with the continued listing requirements by taking action at the Annual Meeting and implementing such action promptly thereafter. The NYSE has reserved the right to reevaluate its continued listing determinations relating to companies who are notified of non-compliance like us with respect to the NYSE’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low. We believe that the approval of this proposal would provide us with the ability to meet the continued listing requirements of the NYSE. We do not believe that having our common stock delisted from the NYSE is desirable because, among other things, it could reduce the liquidity of our common stock.

•

Increase Our Common Stock Price to a Level More Appealing for Investors.    The anticipated increase in our stock price resulting from the Reverse Stock Split may be beneficial because a higher price could make the common stock more attractive to a broader range of institutional and other investors. In recent months, the stock market and our stock price have been highly volatile, and our stock price has recently traded at prices below the investing guidelines for certain institutional investors and investment funds. In addition, because our stock price was below $1.00 on May 31, 2012, our common stock was dropped from the Russell 3000 Index effective after the close of trading on June 22, 2012.

Consequences if Stockholder Approval for the Reverse Stock Split is not obtained

If stockholder approval for the Reverse Stock Split is not obtained, (a) we will not effect the Reverse Stock Split and (b) our ability to maintain its NYSE listing may be adversely affected.

Effects of the Reverse Stock Split

General.    If the Reverse Stock Split is approved by the stockholders and the Board determines to effectuate the Reverse Stock Split, then the number of shares of our common stock that would be outstanding immediately after the Reverse Stock Split, based on [            ] shares of common stock issued and outstanding as of the Record Date, would be [            ], which is a 90% reduction in the number of outstanding shares of our common stock.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock.    Currently, we are authorized to issue up to a total of 700,000,000 shares of common stock and 25,000,000 shares of serial preferred stock. Concurrently with the Reverse Stock Split, our authorized shares of common stock will decrease by the same ratio as the Reverse Stock Split. If the Reverse Stock Split is approved by the stockholders and the Board determines to effectuate the Reverse Stock Split, then we will be authorized to issue 70,000,000 shares of common stock on a post-Reverse Stock Split basis. Our authorized shares of serial preferred stock will remain the same.

Effect on Options, Warrants and Other Securities.    All outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on an exchange ratio of one for ten.

Effect on Par Value.    The proposed amendment to our Articles will not affect the par value of our common stock, which will remain at $.01 per share.

Effect on Book-Entry Shares.    If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate, either as direct or beneficial owners) will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

Risks Associated with the Reverse Stock Split

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. In addition, other factors such as the extent of analyst coverage may impact both institutional awareness of and interest in us. As a result, the trading liquidity of the common stock may not necessarily improve.

If the Reverse Stock Split is implemented and the market price of the common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. However, the market price of the common stock will also be based on our financial performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the reduction in the number of shares available in the public market after the Reverse Stock Split could cause the trading market for our common stock to become less liquid even if it remains listed on the NYSE.

Discretionary Authority of Board of Directors to Abandon Reverse Stock Split

We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Michigan Department of Labor and Economic Growth of a certificate of amendment to the Articles, even if the Reverse Stock Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.

Holders of Certificated Shares of Common Stock

If the Reverse Stock Split is approved by the stockholders and the Board determines to effectuate the Reverse Stock Split, the stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effectuation of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and to only represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate(s) will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled, upon surrender to the exchange agent of Old Certificates representing such shares, to a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our common stock, as such price is reported on the NYSE on the last trading day prior to the effectuation of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefore as described herein.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the common stock in connection with employment or other performance of services; (xi) dealers and other stockholders that do not own their shares of common stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a stockholder generally should not recognize gain or loss upon the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the common stock), and such stockholder’s holding period (i.e., acquired date) in the shares of the common stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the Reverse Stock Split. Stockholders who acquired their shares of common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No Dissenters’ Rights

Under applicable Michigan law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the proposed amendments to the Articles to effect the Reverse Stock Split. We will not independently provide our stockholders with any such right.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of all outstanding shares of common stock to approve the amendment to the Articles to effect the Reverse Stock Split at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as voting against the proposal. MP Thrift has informed us that it intends to vote in favor of this Proposal 2.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO GRANT THE BOARD DISCRETIONARY AUTHORITY TO AMEND THE ARTICLES TO EFFECT A REVERSE STOCK SPLIT OF OUR AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK AT ANY TIME PRIOR TO OCTOBER 24, 2012, AT AN EXCHANGE RATIO OF ONE FOR TEN, WITH THE TIMING OF THE REVERSE STOCK SPLIT (IF AT ALL) TO BE DETERMINED AT THE DISCRETION OF THE BOARD.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Baker Tilly served as our independent registered public accountants for the year ended December 31, 2011. A representative of Baker Tilly is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of our independent registered public accountants. The Audit Committee appointed Baker Tilly to serve as our independent registered public accountants for 2012.

Selection of our independent registered public accountants is not required to be submitted to a vote of our stockholders for ratification. However, the Board is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Baker Tilly. After doing so, it may retain that firm or another without re-submitting the matter to our stockholders. Even if the stockholders ratify the appointment of Baker Tilly, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and our stockholders.

The appointment of our independent registered public accountants will be ratified if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares voted in favor of this proposal. MP Thrift has informed us that it intends to vote in favor of this Proposal 3.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with the Company’s independent registered public accountants, Baker Tilly. The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”) as amended by Statement on Auditing Standards No. 90 (“Audit Committee Communications”).

In addition, the Audit Committee has received the written disclosures and the letter from Baker Tilly required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence and discussed with Baker Tilly any relationships that may impact the independent registered public accountants’ objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Jay J. Hansen, Chairman

James A. Ovenden

Michael J. Shonka

Fees of Independent Registered Public Accountants

The Audit Committee engaged Baker Tilly as our independent registered public accountants for the year ended December 31, 2011. The following table presents fees for professional audit services rendered by Baker Tilly for its audit for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Baker Tilly during those periods.

	2011	2010
Audit fees(1)	$1,314,105	$1,632,970
Non-audit fees:
Audit-related fees(2)	31,000	46,750
Tax fees	—	—
All other fees	—	—

Total fees paid	$1,345,105	$1,679,720

(1)

Comprised of professional services rendered in connection with the regular annual audit of our financial statements, approximately $200,000 related to additional audit services provided in connection with the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q for the years indicated.

(2)	Audit-related fees are for professional services related to the audit of our employee benefit plans.

The Audit Committee has concluded that the provision of services covered under the caption “Non-audit fees” is compatible with its independent registered public accountants maintaining their independence. None of the hours expended on Baker Tilly’s engagement to audit the consolidated financial statements for the year ended December 31, 2011 were attributable to work performed by persons other than Baker Tilly’s full-time, permanent employees. No other fees were paid to Baker Tilly during 2011.

The Audit Committee adopted the Pre-Approval Policy, which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accountants and confirm that such services do not impair the independent registered public accountants’ independence. Among other things, the

Pre-Approval Policy provides that unless a service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2011, all of the fees paid to our independent registered public accountants were pre-approved by the Audit Committee.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to the provisions of Rule 14a-20 of the Securities Exchange Act of 1934 (the “Exchange Act”), companies that have received financial assistance under the TARP Capital Purchase Program (“TARP recipients”), such as us, are required to permit a stockholder vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This requirement applies to an annual or other meeting of stockholders of a TARP recipient at which directors are to be elected and continues to apply so long as any obligation arising from financial assistance provided under the TARP Capital Purchase Program remains outstanding (the “compliance period”). Since we are subject to Rule 14a-20, we are not subject to the advisory vote otherwise required by Rule 14a-21 until the expiration of the compliance period. In accordance with Rule 14a-20 of the Exchange Act, we are submitting this non-binding advisory vote on the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosures) in this Proxy Statement.

One of the main objectives of our executive compensation program is to align a significant portion of each executive officer’s total compensation with our annual and long-term performance and the interests of our stockholders. Our annual executive compensation plan, which plays a key role in fulfilling this objective, is designed specifically to establish a direct correlation between the annual incentives awarded to the participants and our financial performance.

We and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “COMPENSATION DISCUSSION AND ANALYSIS” in this Proxy Statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.

The stockholder vote on this Proposal 4 shall not be binding on the Board and should not be construed as overruling a decision by the Board, including that of the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote on this proposal when considering future executive compensation arrangements during the compliance period. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive compensation disclosed pursuant to the SEC’s compensation disclosure rules through the following resolution adopted by the Board:

“Resolved, that the stockholders approve the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.”

The proposal to approve, by a non-binding advisory vote, our executive compensation will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares voted in favor of this proposal. MP Thrift has informed us that it intends to vote in favor of this Proposal 4.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, BY A NON-BINDING ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the

SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

It is anticipated that our Annual Meeting in 2013 will be held on May 20, 2013. Stockholders who intend to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan 48098, and it must be received by us not later than December 20, 2012. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as the Articles.

We will have discretionary authority to vote proxies on matters at the 2013 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by us prior to the deadline provided in the Articles for such matters. Under the Articles, stockholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2013 Annual Meeting of Stockholders, notice must be received by our Secretary no later than the close of business on April 20, 2013 and no earlier than the close of business on March 21, 2013. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with the Articles.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2013 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles can be obtained by written request to Flagstar Bancorp, Inc., Attn: Corporate Secretary, 5151 Corporate Drive, Troy, MI 48098.

INCORPORATION BY REFERENCE

The Report of the Compensation Committee and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 24, 2012.

The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2011 Annual Report to Stockholders (the “Annual Report”), are available at [            ].

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Flagstar Bancorp, Inc., Attn: Corporate Secretary, 5151 Corporate Drive, Troy, MI 48098.

Our Annual Report to Stockholders, including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report to Stockholders may obtain a copy by writing to the Chief Financial Officer of the Company as noted above. The Annual Report to Stockholders is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CHRISTINE M. REID
Christine M. Reid
Secretary

[                    ], 2012

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FLAGSTAR BANCORP, INC.

The following is hereby added to Article III of the Amended and Restated Articles of Incorporation:

Effective at [            ] p.m. (EST/EDT), on the date of filing of this Certificate of Amendment with the State of Michigan, (the “Effective Time,”) every ten (10) outstanding shares of common stock will be combined into and automatically become one share of outstanding common stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a shareholder as of the Effective Time hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

In lieu of any fractional share to which a stockholder would otherwise be entitled as a result of the reverse stock split, such stockholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing price of the common stock on the trading day immediately prior to the Effective Time of the reverse stock split, as such price is reported on the NYSE.

The number of authorized shares of common stock shall be reduced to 70,000,000 by virtue of this Certificate of Amendment.

A-1

FLAGSTAR BANCORP, INC.

5151 CORPORATE DR.

TROY, MICHIGAN 48098

REVOCABLE PROXY FOR THE ANNUAL MEETING

OF STOCKHOLDERS

SEPTEMBER 24, 2012

The undersigned hereby constitutes and appoints Christine M. Reid and Danielle Tatum, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on September 24, 2012 at 11:00 a.m., local time, and any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET FORTH BELOW, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

(1)	The election of directors: Joseph P. Campanelli, Walter Carter, Gregory Eng, Jay J. Hansen, David J. Matlin, James A. Ovenden, Peter Schoels, Michael J. Shonka and David L. Treadwell

[ ] For all nominees listed above (except as marked to the contrary below).	[ ] Withhold authority to vote for all nominees listed above.

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	To grant to the Board of Directors discretionary authority to approve an amendment to our Articles to effect a reverse stock split of our authorized, issued and outstanding common stock at any time prior to October 24, 2012, at an exchange ratio of one for ten.

☐ For	☐ Against	☐ Abstain

(3)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accountants for the year ending December 31, 2012

☐ For	☐ Against	☐ Abstain

(4)	Approval, by a non-binding advisory vote, of the Company’s executive compensation

☐ For	☐ Against	☐ Abstain

(5)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2011, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on September 24, 2012.

The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2011 Annual Report to Stockholders, are available at                         . This proxy will not be used if you attend the Annual Meeting and choose to vote in person.